UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Aspen Aerogels, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Northborough, Massachusetts

April 21, 2022

Dear Aspen Aerogels, Inc. Stockholder:

You are cordially invited to attend the 2022 annual meeting of stockholders of Aspen Aerogels, Inc. to be held at 9:00 a.m. Eastern Time on Thursday, June 2, 2022. As a result of the public health and travel guidance due to the COVID-19 pandemic, this year’s annual meeting will be conducted solely via live audio webcast on the Internet.

You will be able to attend our annual meeting, vote and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/ASPN2022. You will not be able to attend the annual meeting in person.

Details regarding the meeting, the business to be conducted at the meeting, and information about Aspen Aerogels that you should consider when you vote your shares are described in the accompanying proxy statement.

At the 2022 annual meeting, two persons will be elected to our board of directors. In addition, we ask stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, and to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2022 Annual Meeting. Our board of directors recommends the election of the two nominees to our board of directors and a vote in favor of proposals (i), (ii) and (iii). Such other business will be transacted as may properly come before the annual meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 21, 2022, we will send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2022 annual meeting of stockholders and our 2021 annual report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either virtually at the time of the annual meeting or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in the proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Aspen Aerogels, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Donald R. Young
President and Chief Executive Officer

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, MA 01532

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TIME: 9:00 a.m. Eastern Time

DATE: June 2, 2022

ACCESS: www.virtualshareholdermeeting.com/ASPN2022

This year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the annual meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ASPN2022 and providing relevant information, including the control number included in the Notice of Internet Availability or the proxy card that you receive. For further information, please see the Questions and Answers about the Meeting beginning on page 1.

PURPOSES:

1.	To elect Mark L. Noetzel and William P. Noglows as directors to serve three-year terms expiring in 2025;

2.	To ratify the appointment of KPMG LLP as Aspen Aerogels, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the annual meeting; and

4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Aspen Aerogels, Inc.’s common stock at the close of business on April 5, 2022 (the “Record Date”). A list of registered stockholders as of the close of business on the Record Date will be available at our corporate headquarters for examination by any stockholder for any purpose germane to the Annual Meeting for a period of at least 10 days prior to the Annual Meeting, provided the public health and travel advisory from relevant authorities in connection with the COVID-19 pandemic allows for such examination without posing a risk to the health and safety of others. If you wish to view this list, please contact our Corporate Secretary at Aspen Aerogels, Inc., 30 Forbes Road, Building B, Northborough, Massachusetts 01532. Such list will also be available for examination by the stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/ASPN2022.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials that you previously received and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

By Order of the Board of Directors

Sahir C. Surmeli
Secretary

Northborough, Massachusetts

April 21, 2022

Dear Stakeholders,

The customers, employees and stockholders of Aspen Aerogels are at the center of our many accomplishments this year. Our mission has always been to build a vibrant company with a culture that is open, transparent, and fair, and to use our unique technology to create compelling value for our customers by solving some of the world’s toughest challenges. Aspen’s strategy is to leverage our Aerogel Technology Platform™ into high-value, high-growth markets. For twenty years, we have been guided by the spirit of mutual benefit in our relationship with our customers and partners. Aspen is setting a new standard for energy efficiency, asset protection, and fire safety in both traditional and new energy sectors. We believe we have an important role to play as the world moves to a more sustainable future.

2021 Highlights and Recent Business Developments

2021 was an impactful year for Aspen. The significant adoption of our PyroThin® thermal barriers in the electric vehicle (EV) market, along with the accelerating recovery in the energy infrastructure market, has propelled our company forward in significant ways.

Total revenue grew 21% during 2021 to $121.6 million, reflecting growth in each of our principal markets. Moreover, and commensurate with the scale of the EV market, we are targeting to double our revenue from 2021 to 2023 and to triple our revenue from 2023 to 2025. In 2021, and into 2022, Aspen:

•	Generated $6.7 million of PyroThin thermal barrier revenue in 2021 from ten customers.

•	Commenced shipment of PyroThin thermal barrier production parts to GM and Toyota.

•

Selected Bulloch County, Georgia as the site for our planned second manufacturing facility. The 500,000-square-foot advanced aerogel manufacturing facility is expected to add $1.35 billion of annual revenue capacity in support of the thermal barrier expansion plan in the fast-growing EV market.

•	Announced the decision to locate an automated fabrication operation in Mexico.

•	Raised $225 million from Koch Strategic Platforms (KSP) in multiple financings. These investments from KSP strengthened our financial position and enhanced our capabilities to execute our growth plan.

•	Bolstered the Executive Team with strategic leadership additions that support the new phase of Aspen’s long-term strategy.

•

Received GM’s Overdrive Award as part of their 30th Annual Supplier of the Year awards (for Launch Excellence recognizing Aspen’s key role in GM’s thermal propagation strategy). Aspen’s industry leading PyroThin thermal barrier technology is integrated into GM’s Ultium battery platform.

•	Advanced carbon aerogel technology as a backbone for break-through work within Aspen Battery Materials.

Aspen is investing in people, resources, and capital assets to bolster the commercial opportunities that are expanding at a rapid rate. We seek mutually beneficial relationships with our customers, employees, investors, the communities in which we operate, and society as a whole. We explore new uses for our Aerogel Technology Platform with the goal of improving the environmental performance and safety of our customers’ products and processes. We respect and celebrate our employees by striving to create a diverse and inclusive environment in which people thrive. We know that we have a responsibility to be leaders in manufacturing practices that help protect our environment. As a result, we value environmental, social and governance (ESG) criteria as an integral part of our business strategy and have started the process of reorganizing our sustainability-related policies and programs into a formal ESG strategy. We plan to publish our first ESG Highlights report this Spring, in which we will outline our approach to sustainability and key initiatives across ESG priorities. Our goal is to provide a foundation for deeper discussions on specific ESG topics with investors and other stakeholders and to enable everyone to have access to accurate and timely information.

Before closing, I want to thank John Fairbanks, who served Aspen over the last fifteen years as our Chief Financial Officer and retired on April 1, 2022. John played an instrumental role in building a company that has vast opportunities ahead. All of us at Aspen thank John and wish him the very best. With John’s retirement, Ricardo Rodriguez has been named Aspen’s CFO. Ricardo brings with him a wealth of automotive knowledge and financial acumen, and a strong track record of driving growth and delivering results. His leadership will be invaluable to Aspen as we expand our business and profitability in the years to come.

It is an exciting time to be a part of Aspen, and I am privileged to be leading this important company into its next chapter. The year 2021 marked the 20th anniversary of Aspen Aerogels. I cannot thank every Aspen employee enough for their efforts to make the company successful, especially over the past two years. Despite the stresses related to the COVID-19 pandemic, we stayed focused on delivering value to our customers and on achieving our goals. We are poised to leverage our strong position in current markets and to explore new markets that are aligned with our strategy. The entire management team and I extend our sincere appreciation to our stockholders, customers, employees, and suppliers for their continued trust, confidence, and support. We remain committed to maintaining the highest ethical standards in our relationships with all our stakeholders, and to exceeding your expectations at every opportunity.

Sincerely, Donald R. Young President & Chief Executive Officer

i

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, Massachusetts 01532

PROXY STATEMENT FOR THE ASPEN AEROGELS, INC.

2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2022

This proxy statement, along with the accompanying notice of 2022 annual meeting of stockholders, contains information about the 2022 annual meeting of stockholders of Aspen Aerogels, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 9:00 a.m. Eastern Time on Thursday, June 2, 2022. As a result of the public health and travel guidance due to the COVID-19 pandemic, this year’s annual meeting will be conducted solely via live audio webcast on the Internet. You will be able to attend our annual meeting, vote and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/ASPN2022. You will not be able to attend the annual meeting in person.

In this proxy statement, we refer to Aspen Aerogels, Inc. as “Aspen Aerogels,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the annual meeting.

On or about April 21, 2022, we intend to begin sending to our stockholders entitled to vote the Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement for the 2022 annual meeting of stockholders and our 2021 annual report.

ii

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2022

This proxy statement and our 2021 annual report to stockholders are available for viewing, printing and downloading at www.proxyvote.com. In order to view, print or download these materials, please have the 12-digit control number(s) that appears on your notice or proxy card available. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2021 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” tab of the “Financial Information” subsection of the “Investors” section of our website at www.aerogel.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, from us, free of charge, by sending a written request to:

Aspen Aerogels, Inc.

Attn: Investor Relations

26 Forest Street, Suite 200

Marlborough, Massachusetts, 01752

Exhibits will be provided upon written request and payment of an appropriate processing fee.

iii

CAUTIONARY INFORMATION AND FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this proxy statement. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are described in our annual report on Form 10-K for the year ended December 31, 2021 and elsewhere in our filings with the Securities and Exchange Commission. If any of these considerations or risks materialize or intensify, our expectations (or underlying assumptions) may change and our performance may be adversely affected.

Website links included in this proxy statement are for convenience only. Information contained on or accessible through such website links is not incorporated herein and does not constitute a part of this proxy statement.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The board of directors of Aspen Aerogels is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders to be held virtually via live audio webcast, on Thursday, June 2, 2022 at 9:00 a.m. Eastern Time and any adjournments or postponements of the meeting, which we refer to as the annual meeting. This proxy statement along with the accompanying Notice of 2022 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021 because you owned shares of our common stock on April 5, 2022, or the Record Date. We will commence distribution of the Important Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, the proxy materials, to stockholders on or about April 21, 2022.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received the Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are You Holding a Virtual Annual Meeting?

Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, directors, officers and other participants, our 2022 Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can submit questions to our board of directors or management, as time permits. We will evaluate the effectiveness of the 2022 annual meeting and review other circumstances in 2023 to decide whether we will hold an in-person or a virtual annual meeting in 2023.

What Happens if There Are Technical Difficulties During the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting, voting at the annual meeting or submitting questions at the annual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 5, 2022 are entitled to vote at the annual meeting. On this Record Date, there were 36,018,471 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

If on the Record Date your shares of our common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record.

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted FOR or WITHHELD for each nominee for director, and whether your shares should be voted FOR, AGAINST or ABSTAIN with respect to the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our board of directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote over the Internet or by telephone.

•

By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with our board of directors’ recommendations as noted below.

•	At the time of the virtual meeting. If you attend the virtual meeting, you may vote your shares online at the time of the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 1, 2022.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares at the time of the virtual annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and vote your shares online at the time of the meeting.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

•	“FOR” the advisory vote to approve the compensation of the named executive officers, as disclosed in this Proxy Statement.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by one or both of the proxy holders listed in the proxy in accordance with his or their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying Aspen Aerogels’ Secretary in writing before the annual meeting that you have revoked your proxy; or

•

by attending the annual meeting and voting virtually. Attending the annual meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card, is the vote that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for Proposal Nos. 1 and 3 of this proxy statement.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022, the audit committee of our board of directors will reconsider its appointment.

Proposal 3: Approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal decides the result of the advisory vote. Abstentions will have no effect on the outcome of the proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, representatives of Broadridge Investor Communication Solutions, Inc., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, at the meeting virtually or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting virtually or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 9:00 a.m. Eastern Time on Thursday, June 2, 2022. This year, our annual meeting will be held in a virtual meeting format only.

To attend the virtual annual meeting, go to www.virtualshareholdermeeting.com/ASPN2022 shortly before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can view a replay of the webcast at the same location at least six months from the meeting. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number, 1-800-368-5948.

If you do not wish to participate in householding and would like to receive your own Notice or, if applicable, set of Aspen Aerogels proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Aspen Aerogels stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your Aspen Aerogels shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-800-368-5948 or writing them at Computershare Investor Services, P.O. Box 505000, Louisville, Kentucky 40233-9814.

•

If a broker or other nominee holds your Aspen Aerogels shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to use “Aspen Aerogels,” “Cryogel,” “Pyrogel,” “Pyrothin”, “Spaceloft,” the Aspen Aerogels logo and other trademarks, service marks and trade names of Aspen Aerogels appearing in this document. Solely for convenience, the trademarks, service marks and trade names referred to in this document are without the ® and TM symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 5, 2022 for (a) the executive officers named in the Summary Compensation Table on page 32 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 5, 2022 pursuant to the exercise of options or warrants or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 36,018,471 shares of common stock outstanding on April 5, 2022.

	Shares beneficially owned
	Number	Percentage
Name of Beneficial Owner
Directors and Named Executive Officers:
Donald R. Young (1)	1,754,477	4.7%
John F. Fairbanks (2)	606,721	1.7%
Gregg Landes(3)	223,500	*
Corby C. Whitaker (4)	203,566	*
Kelley W. Conte(5)	253,014	*
Rebecca B. Blalock (6)	121,280	*
Robert M. Gervis (7)	430,394	1.2%
Steven R. Mitchell (8)	146,950	*
Mark L. Noetzel (9)	163,294	*
William P. Noglows (10)	146,950	*
Richard F. Reilly (11)	159,350	*
All directors and current executive officers as a group (12 persons) (12)	3,602,775	9.5%
Five Percent Stockholders:
Entities affiliated with Koch Industries, Inc. (13)	8,116,435	20.9%
GKFF Ventures I, LLC (14)	3,167,322	8.8%
Oaktop Capital Management II, L.P. (15)	2,939,758	8.2%
Telemark Asset Management, LLC (16)	1,840,000	5.1%
BlackRock, Inc. (17)	1,800,974	5.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of 572,443 shares of our common stock (including unvested restricted stock) held by Mr. Young, 1,181,308 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022, and 726 shares issuable upon the exercise of options held by Mr. Young’s children, of which Mr. Young has sole voting power.

(2)	Consists of 133,236 shares of our common stock held by Mr. Fairbanks and 473,485 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.

(3)	Consists of 49,388 shares of our common stock and 174,112 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.
(4)	Consists of 102,524 shares of our common stock held by Mr. Whitaker and 101,042 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.
(5)	Consists of 53,279 shares of our common stock held by Mr. Whitaker and 199,735 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.
(6)

Consists of 51,090 shares of our common stock (including unvested restricted stock) held by Ms. Blalock and 70,190 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.

(7)

Consists of 352,483 shares of our common stock (including unvested restricted stock) held by Mr. Gervis, 72,491 shares of our common stock held by the Robert Gervis 2014 Grantor Retained Annuity Trust, of which Mr. Gervis is a beneficiary and his spouse is trustee, and 5,420 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.

(8)

Consists of 66,532 shares of our common stock (including unvested restricted stock) held by Mr. Mitchell and 80,418 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.

(9)

Consists of 105,135 shares of our common stock (including unvested restricted stock) held by Mr. Noetzel and 58,159 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.

(10)

Consists of 46,532 shares of our common stock (including unvested restricted stock) held by Mr. Noglows, 80,418 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022, 10,000 shares of our common stock held by a trust, for the benefit of one of Mr. Noglows’ children, or the Noglows Trust I, and 10,000 shares of our common stock held by a trust, for the benefit of another one of Mr. Noglows’ children, or the Noglows Trust II.

(11)

Consists of 76,532 shares of our common stock (including unvested restricted stock) held by Mr. Reilly and 82,818 shares of our common stock issuable upon the exercise of options exercisable within 60 days following April 5, 2022.

(12)	See footnotes 1, 3 through 11.
(13)

Consists of 3,462,124 shares held by Spring Creek Capital, LLC (“Spring Creek”), which is a subsidiary of SCC Holdings, LLC (“SCC”), 1,791,986 shares held by Wood River Capital, LLC (“Wood River”), which is a subsidiary of SCC, and 2,862,325 shares, which may be issuable to Wood River upon the conversion of the Company’s Convertible Senior PIK Toggle Notes due 2027 (the “Notes”), which Notes are convertible within 60 days following April 5, 2022. SCC is a subsidiary of KIM, LLC (KIM). KIM is a subsidiary of Koch Investments Group (KIG), which is a subsidiary of Koch Investments Group Holdings, LLC (KIGH”). KIGH is a subsidiary of Koch Industries, Inc. (Koch”). These securities may be deemed to be beneficially owned by each of SCC, KIM, KIG, KIGH and Koch by virtue of their indirect beneficial ownership of each of Spring Creek and Wood River. Each of SCC, KIM, KIG, KIGH and Koch disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. The addresses of the principal office and principal business of Spring Creek, Wood River and Koch is 4111 East 37th Street North, Wichita, Kansas 67220. This information is based on a Form 13D filed by Spring Creek, Wood River, SCC Holdings, LLC, KIM, LLC, Koch Investments Group, LLC, Koch Investments Group Holdings, LLC, and Koch with the SEC on April 5, 2022.

(14)

Consists of 3,167,322 shares held by GKFF Ventures I, LLC (formerly known as Argonaut Ventures I, LLC) (“GKFF Ventures”). GKFF Ventures is managed by Ken Levit and Robert Thomas. George Kaiser Family Foundation (“GKFF”) is the sole equity owner of GKFF Ventures. Messrs. Levit and Thomas and GKFF may be deemed to share voting and investment control over the shares, which are beneficially owned by GKFF Ventures. Each of these individuals and GKFF disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The address of GKFF Ventures I, LLC is c/o George Kaiser Family Foundation, 7030 South Yale Avenue, Suite 600, Tulsa, Oklahoma 74136. This information is based on a Form 13F filed by George Kaiser Family Foundation with the SEC on February 11, 2021.

(15)

Consists of 2,939,758 shares of our common stock beneficially owned by Oaktop Capital Management II, L.P. in its capacity as an investment advisor. The address of Oaktop Capital Management II, L.P. is One Main Street, Suite 202, Chatham, NJ 07928. This information is based solely on a Form 13F filed by Oaktop Capital Management II, L.P. with the SEC on February 9, 2021.

(16)

Consists of 1,840,000 shares or our common stock beneficially owned by Telemark Asset Management, LLC, Telemark Fund, LP and Colin McNay. Telemark Asset Management, LLC is the investment adviser of Telemark Fund, LP. Colin McNay is the President and sole owner of Telemark Asset Management, LLC. The address of Telemark Asset Management, LLC is One International Place, Suite 4620 Boston MA, 02110. This information is based solely on the Schedule 13G/A filed by Telemark Asset Management, LLC with the SEC on January 28, 2022.

(17)

Consists of 1,800,974 shares of our common stock beneficially owned by Blackrock, Inc. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055. This information is based solely on a Schedule 13G filed by Blackrock, Inc. with the SEC on February 2, 2021.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Restated Certificate of Incorporation and Restated Bylaws provide that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of seven members classified into three classes as follows: (1) Mark L. Noetzel and William P. Noglows constitute the Class II directors and their current terms will expire at the 2022 annual meeting of stockholders, (2) Steven R. Mitchell, Richard F. Reilly and Donald R. Young constitute the Class III directors and their current terms will expire at the 2023 annual meeting of stockholders, and (3) Rebecca B. Blalock and Robert M. Gervis constitute the Class I directors and their current terms will expire at the 2024 annual meeting of stockholders.

On February 23, 2022, our board of directors accepted the recommendation of the nominating and governance committee and voted to nominate Mark L. Noetzel and William P. Noglows for re-election at the annual meeting for a term of three years to serve until the 2025 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of those persons nominated for election as directors at the 2022 annual meeting and those directors whose terms do not expire this year, their ages, their positions in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position
Donald R. Young	64	President, Chief Executive Officer and Director
Rebecca B. Blalock	66	Director
Robert M. Gervis	61	Director
Steven R. Mitchell	52	Director
Mark L. Noetzel	64	Director
William P. Noglows	64	Chairman of the Board
Richard F. Reilly	74	Director

Donald R. Young has been our President, Chief Executive Officer and a member of our board of directors since November 2001. Prior to joining us, Mr. Young worked in the United States and abroad in a broad range of senior operating roles for Cabot Corporation, a leading global specialty chemical company. Prior to Cabot Corporation, Mr. Young worked in the investment business at Fidelity Management & Research. Mr. Young holds a BA from Harvard College and an MBA from Harvard Business School. The board has concluded that Mr. Young possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Chief Executive Officer, which brings historic knowledge, operational expertise and continuity to our board of directors.

Rebecca B. Blalock has served on our board of directors since June 2016. Ms. Blalock is a partner at Advisory Capital LLC, which provides strategic consulting in the areas of energy and information technology. She has served in that role since October 2011. From October 2002 to October 2011, Ms. Blalock was Senior Vice President and Chief Information Officer of Southern Company, a Fortune 500 energy company. From 1979 to October 2002, Ms. Blalock served in various positions at Georgia Power and Southern Company Services, which are subsidiaries of Southern Company. Ms. Blalock’s management experience during her tenure at Georgia Power included serving as Vice President of Community and Economic Development from January 2000 to October 2002 and Director, Corporate Communication from February 1996 to February 2000. She currently serves on the Advisory Board of Valor Ventures LLC and on the Board of Ovaledge LLC. She has previously served on the Board of Directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (NYSE: HASI), including on its Compensation Committee from March 15, 2017 until July 31, 2019 and on its Finance and Risk Committee from May 15, 2017 until July 31, 2019. She also serves on the Advisory Board of Sol America. Ms. Blalock is also a Trustee of the Woodruff Arts Foundation, serves on the Board of Councilors of The Carter Center and was elected to the State of Georgia’s Humanities Board. Ms. Blalock holds a BBA in Marketing from State University of West Georgia and an MBA in Finance from Mercer University. Ms. Blalock also completed the Program for Management Development (PMD) at Harvard Business School, received a cyber-security certificate from the Georgia Institute of Technology in 2017 and a Cyber Risk Oversight Certificate from the National Association of Corporate Directors in 2018. The board has concluded that Ms. Blalock possesses specific attributes that qualify her to serve as a member of our board of directors, including the strategic insight, expertise and experience she has developed in senior executive management at a Fortune 500 company in the energy industry, particularly with information technology, as well as her experience with the business environment in Georgia. In addition, because Ms. Blalock has served on many boards of directors, the board has concluded that she has substantial experience regarding how boards can and should effectively oversee and manage companies as well as a significant understanding of governance issues.

Robert M. Gervis has served on our board of directors since January 2011. Mr. Gervis has been a self-employed advisor and investor since April 2009, as well as a member of various public and private company boards of directors. Prior to April 2009, Mr. Gervis served in various senior executive positions at Fidelity Investments from July 1994 to March 2009. Mr. Gervis’ management experience during his tenure with Fidelity Investments included serving as (i) Chief Executive Officer of an oil and natural gas exploration and production company from December 2002 to March 2006; (ii) Chief Operating Officer of an international, full-service real estate development and investment company from May 2002 to June 2003; (iii) Managing Director of a private equity division from March 2002 to March 2006, which invested in a broad range of industries, including technology, biotechnology, real estate, oil and gas exploration and production and telecommunications; and (iv) President of Ballyrock Investment Advisors from April 2006 to March 2009, a registered investment adviser which managed Fidelity Investments’ structured credit business. Prior to joining Fidelity Investments, Mr. Gervis was a partner at the law firm of Weil, Gotshal & Manges. He currently is an investor in, and occasionally serves on the boards of, private companies primarily in the Boston area. Mr. Gervis previously served as a director of Axiall Corporation (NYSE: AXLL) and Tronox Incorporated (NYSE: TROX). Mr. Gervis holds a BS in Industrial Engineering from Lehigh University and a JD from George Washington University. Mr. Gervis also is a CFA charter holder. The board has concluded that Mr. Gervis possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in finance, capital markets and investing, his management skills, as well as his experience with sophisticated transactions as a corporate attorney. In addition, because Mr. Gervis has served on many boards of directors, the board has concluded that he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Steven R. Mitchell has served on our board of directors since August 2009. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P. since July 2016, prior to which he was the managing director of Argonaut Private Equity, LLC, or Argonaut, since November 2004. Prior to joining Argonaut, Mr. Mitchell was a principal in both Radical Incubation and 2929 Entertainment. He currently serves on the boards of directors of several public and privately owned companies, including Stepstone Group; Alkami Technology, Inc.; S&R Compression, LLC; DMB Pacific, LLC; Downing Wellhead Equipment LLC; The Fred Jones Companies, LLC; JAC Holding Enterprises, Inc.; QRC Valve Distributors LLC; SEF Energy, LLC; Mammoth Carbon Products, LLC; MT Group Holdings, LLC; American Cementing, LLC; McNellies Group LLC; and Mark Young Construction, LLC. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell holds a BBA in Marketing from Baylor University and a JD from University of San Diego School of Law. The board has concluded that Mr. Mitchell possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience building, investing in and growing several manufacturing, technology and product companies and his experience with sophisticated transactions as a corporate attorney. In addition, because Mr. Mitchell has served on many boards of directors, the board has concluded that he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Mark L. Noetzel has served on our board of directors since December 2009. Mr. Noetzel has worked as a consultant to a number of public and private companies since May 2009. From July 2019 to May 2021, he was a Managing Director of Akoya Capital Partners, LLC, working in the specialty chemicals segment. From June 2007 to May 2009, Mr. Noetzel was President and Chief Executive Officer of Cilion, Inc., a biofuels company. Prior to joining Cilion in 2007, he had served in several senior positions at BP plc, including Group Vice President, Global Retail, from 2003 until 2007, Group Vice President, B2B Fuels and New Markets, during 2001 and 2002 and Group Vice President, Chemicals, from 1997 until 2001. Prior to those senior management roles with BP plc, Mr. Noetzel served in other management and non-management roles with Amoco Corporation from 1981 until BP acquired Amoco in 1998. Mr. Noetzel served on the board of directors of Axiall Corporation (NYSE: AXLL) from September 2009 until Axiall was acquired by Westlake Chemical Corporation in August 2016. Mr. Noetzel served as Chairman of Axiall from January 2010 to March 2016. Mr. Noetzel also previously served on the board of Siluria Technologies Inc., a privately owned technology company until May 2019 and on the board of Dixie Chemical Company Inc., also privately owned, from September 2017 to November 2018. Mr. Noetzel holds a BA in Political Science from Yale University and an MBA from the Wharton School at University of Pennsylvania. The board has concluded that Mr. Noetzel possesses specific attributes that qualify him to serve as a member of our board of directors, including more than ten years of experience in senior executive management roles with large, international businesses within the chemical and fuel industries and his experience as chairman of the board of a public company.

William P. Noglows has served on our board of directors since our initial public offering in June 2014 and previously served on our board of directors from January 2011 to April 2013. Mr. Noglows has served as Chairman of the Board of CMC Materials, Inc., formerly known as Cabot Microelectronics Corporation since November 2003 and as President and Chief Executive Officer from November 2003 until December 2014. Mr. Noglows also serves on the boards of Littelfuse, Inc. and NuMat Technologies, Inc. From 1984 through 2003, Mr. Noglows served in various management positions at Cabot Corporation, culminating in serving as an executive vice president and general manager. Mr. Noglows had previously served as a director of Cabot Microelectronics from December 1999 until April 2002. Mr. Noglows holds a BS in Chemical Engineering from Georgia Institute of Technology. The board has concluded that Mr. Noglows possesses specific attributes that qualify him to serve as a member and chairman of our board of directors, including his experience as chief executive officer of a leading public company and his expertise in developing technology. In addition, because Mr. Noglows has served on boards of directors of two other public companies, the board has concluded that he has significant experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Richard F. Reilly has served on our board of directors since July 2010. For 31 years prior to his retirement in 2009, Mr. Reilly specialized in audits of manufacturing, technology and distribution companies with KPMG LLP, including 28 years in the role of senior audit partner. Prior to his tenure with KPMG LLP, Mr. Reilly worked in private industry, serving in various accounting management roles in technology and manufacturing companies. Mr. Reilly also served for ten years in the U.S. Army reserve as a combat engineer officer. Mr. Reilly served as a member of the board of trustees and as chair of the audit committee of Perkins School for the Blind, a non-profit institution headquartered in Boston, Massachusetts for nine years until November 2018, and currently serves as a member of the finance and audit committee for The Clergy Health and Retirement Trust of the Archdiocese of Boston. From November 2014 to March 2020, Mr. Reilly served on the board of directors and as chair of the audit committee of the NYSE-listed AquaVenture Holdings Limited until its acquisition by Culligan International Company. From November 2012 to December 2013, Mr. Reilly also served as a consultant to a Fortune 500 company related to finance, controls and governance issues at its subsidiary in India. Mr. Reilly holds a BS in Business Administration from Northeastern University and is a Certified Public Accountant. The board has concluded that Mr. Reilly possesses specific attributes that qualify him to serve as a member of our board of directors and to serve as chair of our audit committee, including a deep understanding of accounting principles and financial reporting rules and regulations, acquired over the course of his career at KPMG LLP and in private industry. In addition, we believe Mr. Reilly has significant experience overseeing, from an independent auditor’s perspective, the financial reporting processes of large public companies in a variety of industries with a global presence.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with Aspen Aerogels, either directly or indirectly. Based upon this review, our board has determined that all of our directors other than Donald R. Young, our President and Chief Executive Officer, are “independent directors” as defined by the New York Stock Exchange.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2021, there were eleven meetings of our board of directors, and the various committees of the board met a total of 18 times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served during fiscal year 2021. The board has adopted a policy under which each member of the board is strongly encouraged but not required to attend each annual meeting of our stockholders. All of our directors attended the annual meeting of our stockholders held in 2021.

Audit Committee. Our audit committee met eight times during fiscal year 2021. This committee currently has three members, Richard F. Reilly (chair), Rebecca B. Blalock and Mark L. Noetzel. Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews our annual and quarterly financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the audit committee satisfy the current independence standards promulgated by the SEC and by the New York Stock Exchange, as such standards apply specifically to members of audit committees. Our board of directors has determined that Mr. Reilly is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Our audit committee is authorized to, among other matters:

•	approve and retain the independent registered public accounting firm to conduct the annual audit of our financial statements;

•	review the proposed scope and results of the audit;

•	review accounting and financial controls with the independent registered public accounting firm and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by us regarding accounting matters and any other complaints alleging a violation of our code of business conduct and ethics;

•	oversee internal audit functions;

•	review and evaluate our policies and procedures with respect to risk assessment and risk management; and

•	prepare the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our audit committee typically meets quarterly and with greater frequency as necessary. The agenda for each meeting is set by the chair of the audit committee in consultation with the Chief Executive Officer and Chief Financial Officer. The audit committee meets regularly in executive session. However, from time to time, various members of management, and employees, outside advisors or consultants may be invited by the audit committee to make presentations, to provide financial, background information or advice, or to otherwise participate in audit committee meetings.

Please also see the report of the audit committee set forth elsewhere in this proxy statement.

A copy of the audit committee’s written charter is publicly available in the “Investors” section of our website at www.aerogel.com.

Compensation and Leadership Development Committee. Our compensation and leadership development committee (hereafter also referred to as our “compensation committee”) met six times during fiscal 2021. This committee currently has three members, Robert M. Gervis (chair), William P. Noglows and Steven R. Mitchell. Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Our compensation committee also administers our 2014 Employee, Director and Consultant Equity Incentive Plan (“2014 Plan”) and our employee cash bonus plan. The compensation committee is responsible for the determination of the compensation of our executive officers other than our Chief Executive Officer. The compensation of our Chief Executive Officer is determined by our board of directors upon the recommendation of our compensation committee. All members of the compensation committee qualify as independent under the definition promulgated by the New York Stock Exchange.

Our compensation committee is authorized to, among other matters:

•	review and recommend compensation arrangements for management;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administer our equity incentive plans;

•	ensure appropriate leadership development and succession planning is in place;

•	oversee the evaluation of management; and

•	if applicable, prepare the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our compensation committee typically meets quarterly and with greater frequency if necessary. The agenda for each meeting is set by the chair of the compensation committee in consultation with the Chief Executive Officer. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in compensation committee meetings. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the board of directors or the compensation committee regarding his compensation.

The compensation committee has the sole authority to obtain, at the expense of the Company, advice and assistance from compensation consultants, legal counsel, experts and other advisors that the compensation committee deems advisable in the performance of its duties. The compensation committee has the sole authority to approve any such consultants’ or advisors’ fees and other retention terms. The compensation committee may select any such consultant, counsel, expert or advisor to the compensation committee, only after taking into consideration factors that bear upon the advisor’s independence. The compensation committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant since 2014. The compensation committee assessed the independence of Meridian pursuant to SEC rules and other factors and concluded that Meridian’s work for the compensation committee does not raise any conflict of interest nor affect its independence.

Generally, the compensation committee’s process involves the establishment of corporate goals and objectives for the current year and determination of compensation levels. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation is conducted by the compensation committee, which recommends any adjustments to his compensation levels and arrangements for approval by the board of directors. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, if any, including analyses of executive compensation paid at other companies.

For 2021, Meridian assisted the compensation committee in fulfilling its responsibilities under its charter, including advising on compensation packages for executive officers, compensation program design and market practices generally. The compensation committee authorized Meridian to interact with management on behalf of the compensation committee, as needed in connection with advising the compensation committee, and Meridian participates in discussions with management and, when appropriate, outside legal counsel with respect to matters under consideration by the compensation committee.

A copy of the compensation committee’s written charter is publicly available in the “Investors” section of our website at www.aerogel.com.

Nominating and Governance Committee. Our nominating and governance committee met four times during fiscal year 2021 and currently has three members, Rebecca B. Blalock (chair), Robert M. Gervis and Mark L. Noetzel. The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include evaluating and making recommendations to the full board as to the size and composition of the board and its committees, evaluating and making recommendations as to potential candidates to serve on our board of directors, and evaluating current board members’ performance. All members of the nominating and governance committee qualify as independent under the definition promulgated by the New York Stock Exchange.

Our nominating and governance committee is authorized to, among other matters:

•	identify and recommend director nominees for election to the board of directors;

•	review and recommend the compensation arrangements for our non-employee directors;

•	develop and recommend to the board of directors a set of corporate governance principles applicable to our Company; and

•	oversee the evaluation of our board of directors.

Our nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. Once identified, the nominating and governance committee will evaluate a candidate’s qualifications in accordance with our “Criteria for Nomination as a Director” appended to our nominating and governance committee’s written charter. Threshold criteria include a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board, and concern for the long-term interests of our stockholders.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to our board of directors, the stockholder must follow the procedures described in our restated bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our “Policies and Procedures for Shareholders Submitting Nominating Recommendations” appended to our nominating and governance committee’s written charter. All stockholder recommendations for proposed director nominees must be addressed in writing to the nominating and governance committee, in care of our Secretary, at our principal offices and must be received by the deadlines set forth in this proxy statement under the heading “Stockholder Proposals and Nominations for Director.” The recommendation must be accompanied by the following information concerning each stockholder making the recommendation and the beneficial owner, if any, on whose behalf the nominations is made:

•	the name and address, of the recommending stockholder, as they appear on the Company’s books, and of such beneficial owner, as well as his or her telephone number;

•

certain biographical and share ownership information about the stockholder, beneficial owner and any other proponent, including a description of any derivative transactions in the Company’s securities;

•

any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the election of directors in a contested election pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•

a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such stockholder nomination;

•

if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held; and

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders.

The recommendation must be accompanied by the following information concerning the proposed nominee:

•

a description of all direct and indirect compensation and other arrangements during the past three years, and any other material relationships, between such stockholder and beneficial owner, if any, and their respective affiliates, on the one hand, and each proposed nominee, and his or her respective affiliates, on the other hand, including, any agreements or understandings regarding the nomination and all information that would be required to be disclosed pursuant to Item 401, 403 and 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act, if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•

to the extent known by the stockholder, the name and address of any other securityholder of the Company who owns, beneficially or of record, any securities of the Company and who supports any nominee proposed by such stockholder;

•	a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company;

•	certain biographical information and contact information of the proposed nominee;

•

all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of such nominees as directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and any other disclosures required by our Bylaws.

The recommending stockholder must also furnish a statement supporting the stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the committee for nominees, and describing the contributions that the nominee would be expected to make to the board and to the governance of the Company. The recommending stockholder must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company. The recommendation must be accompanied by the written consent of the proposed nominee: (a) to be considered by the committee and interviewed if the committee chooses to do so in its discretion, and (b) if nominated and elected, to serve as a director.

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders set forth above must be submitted with respect to each stockholder in the group.

Our nominating and governance committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the nominating and governance committee considers issues of diversity among its members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and national origin on the board of directors and its committees.

A copy of the nominating and governance committee’s written charter and our corporate governance guidelines are publicly available on the Investors section of our website at www.aerogel.com.

Compensation Committee Interlocks and Insider Participation

During our last fiscal year, the members of our compensation committee included Robert M. Gervis (chair), Steven R. Mitchell and William P. Noglows. No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are presently separated at our Company. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman of the Board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Our board of directors administers its risk oversight function directly and through its committees. The audit committee receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The audit committee also periodically reviews our enterprise risk management program. As part of its charter, our audit committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. In addition, our compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our nominating and governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Stockholder Communications to the Board

Generally, stockholders and other interested parties who have questions or concerns should contact our Investor Relations team at 508-691-1111. However, any stockholders and other interested parties who wish to address questions regarding our business directly with the board of directors, or any individual director, must prepare the communication in written form and mail or hand deliver the same to the following address:

ATTN: SECURITY HOLDER COMMUNICATION

Board of Directors

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, MA 01532

Such communications should not exceed 500 words in length and must be accompanied by the following information:

•	a statement of the (i) type and amount of the securities of the Company that the person holds or (ii) a description of the person’s interest in the Company;

•	any special interest, meaning an interest not in the capacity as a stockholder of the Company, that the person has in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

The following types of communications are not appropriate for delivery to directors under these procedures:

•

communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company (such as employees, members of the communities in which we operate our businesses, customers and suppliers) generally;

•	communications that advocate engaging in illegal activities;

•	communications that, under community standards, contain offensive, scurrilous or abusive content; and

•	communications that have no rational relevance to the business or operations of the Company.

Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, in which case it will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors, as of April 20, 2022. We have employment agreements with our Chief Executive Officer and the following executive officers.

Name	Age	Position
Kelley W. Conte	57	Senior Vice President, Human Resources
Gregg R. Landes	52	Senior Vice President, Operations and Strategic Development
Ricardo C. Rodriguez	37	Senior Vice President, Chief Financial Officer and Treasurer
Keith L. Schilling	49	Senior Vice President, Technology
Corby C. Whitaker	52	Senior Vice President, Sales and Marketing

Kelley W. Conte has been our Senior Vice President, Human Resources, since March 2021 and has previously served as our Vice President of Human Resources. Prior to joining Aspen Aerogels in September 2015, Ms. Conte was a Senior Director, Human Resources at EMC Corporation where she was the global head of Human Resources for the Enterprise Storage Division, as well as a global lead for the company-wide deployment of a cloud based HRIS solution. Ms. Conte has over 30 years of experience as a Human Resources leader in both large and small companies across the high tech and financial services industries. She holds a BS in Business Management with a concentration in Human Resources from Fairfield University.

Gregg R. Landes has been with us since September 2016 and has served as Senior Vice President, Operations and Strategic Development since October 2019. Mr. Landes has previously served in a variety of positions with us, as our Vice President, Strategic Development and Operational Excellence from May 2018 to October 2019, Vice President, Innovation and Strategic Development from February 2018 to May 2018 and our Vice President, Finance and Corporate Development from September 2016 to February 2018. Prior to joining us, Mr. Landes was a principal at the consulting firm, Tetra Tech, Inc., where he focused on LNG and Environmental Bankruptcy trusts from July 2013 to August 2016. Prior to Tetra Tech, Mr. Landes was employed by Hess Corporation, where he served as Vice President, Business Development for Hess LNG from June 2007 to July 2013. Prior to Hess Corporation, Mr. Landes worked in a broad range of senior financial and business leadership roles for Cabot Corporation. Mr. Landes holds a BSBA in Finance from the University of Florida and an MBA from the F.W. Olin Graduate School of Business at Babson College.

Ricardo C. Rodriguez has been our Chief Financial Officer since April 2022. Mr. Rodriguez previously served as our Chief Strategy Officer from November 2021. Prior to joining Aspen, from February 2019 to November 2021, Mr. Rodriguez was a Corporate Strategy Director at Aptiv, a $15 billion automotive technology company where he led the establishment of its Vehicle Electrification Systems group, among other value-adding initiatives. From April 2010 to February 2019, he served in a variety of finance, planning and P&L leadership roles at ClearMotion, GM’s OnStar division, Amazon and Fiat Chrysler Automobiles (now Stellantis). In addition, Mr. Rodriguez worked as an investment banker at Lazard, where he focused on automotive M&A and restructuring advisory. Mr. Rodriguez received his Bachelor of Science degree in Mechanical Engineering from General Motors Institute / Kettering University while working at Magna International and holds an MBA from Harvard Business School.

Keith L. Schilling has been our Senior Vice President, Technology since January 2022. Mr. Schilling previously served as our Vice President, Sales from October 2021 to January 2022. Currently, Mr. Schilling continues to lead the sales function for Energy Infrastructure and Sustainable Building Materials in addition to the technology function. Prior to joining Aspen, from December 2019 to October 2021, Mr. Schilling served as Chief Executive Officer of Basic Energy Services, Inc., an upstream oil and gas services provider. From September 1995 to December 2019, Mr. Schilling held senior level commercial and technology leadership roles at Schlumberger, Tetra Technologies, the combined Baker Hughes and GE Oil & Gas Companies, both domestically and internationally. Mr. Schilling received his Bachelor of Science degree in Chemical Engineering from Texas A&M University and holds an MBA from Erasmus University in the Netherlands.

Corby C. Whitaker has been our Senior Vice President, Sales and Marketing since joining us in February 2012. Prior to that, Mr. Whitaker worked in senior sales, marketing and business development leadership roles in the energy, renewable energy, building materials and industrial equipment industries. From July 2010 to December 2011, Mr. Whitaker was Vice President, Sales at Solyndra LLC and from December 2007 to July 2010, Mr. Whitaker served as Vice President, Global Sales at United Solar Ovonic LLC, each a solar technology company. Prior to that, from March 2004 to December 2007, Mr. Whitaker served as Director of Sales at Johns Manville.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our “named executive officers,” and all material factors relevant to an analysis of these policies and decisions. During 2021, the following were our named executive officers:

•	Donald R. Young, our President and Chief Executive Officer

•	John F. Fairbanks, our former Vice President, Chief Financial Officer and Treasurer(1)

•	Corby C. Whitaker, our Senior Vice President, Sales and Marketing

•	Gregg R. Landes, our Senior Vice President, Operations and Strategic Development

•	Kelley W. Conte, our Senior Vice President, Human Resources

(1)

Mr. Fairbanks retired from his position as Vice President, Chief Financial Officer and Treasurer of the Company, effective April 1, 2022. Our Board of directors, or the Board, appointed Ricardo Rodriguez as Senior Vice President, Chief Financial Officer and Treasurer, effective April 1, 2022.

Compensation Overview

This “Compensation Overview” section discusses the compensation programs and policies for our executive officers and the roles of our Compensation and Leadership Development Committee, or the compensation committee, and our Board in the design and administration of these programs and policies, including specific compensation decisions in connection with our executive officers, including our named executive officers.

Our compensation committee has the sole authority and responsibility to review and determine, or recommend to the Board for approval in the case of our Chief Executive Officer, the compensation of each of our named executive officers. Our compensation committee also considers the design and effectiveness of the compensation program for our executive officers and approves the final compensation package, employment agreements and equity-based compensation awards for all of our executive officers, except our Chief Executive Officer, whose compensation is approved by the Board upon the recommendation of the compensation committee. Our compensation committee is composed entirely of independent directors who have never served as officers of the Company.

Set forth below is a discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements. Information regarding director compensation is included under the heading “Director Compensation” below.

Executive Summary

2021 Business Highlights and Recent Developments. 2021 was a transformational year for Aspen and its business outlook. We benefited from the rapid adoption of our PyroThin thermal barriers in the electric vehicle, or EV, market, experienced solid growth in the energy infrastructure market, and gained share in the European sustainable building materials market with our Spaceloft products. During 2021 and recently, we achieved several important business milestones, including, but not limited to, the following:

•	Annual revenue of $121.6 million in 2021, growing 21% from $100.3 million in 2020, reflecting growth in each of our principal markets.

•

We made considerable progress in the development our PyroThin thermal barrier business. We commenced shipment of PyroThin production parts to General Motors Company and Toyota Motor Corp and generated $6.7 million of PyroThin thermal barrier revenue in 2021 from 10 customers.

•

We selected a 90-acre parcel in Bulloch County, Georgia as the site for our second manufacturing facility. The planned 500,000-square-foot advanced aerogel manufacturing facility, at nameplate capacity, is expected to add $1.35 billion of annual revenue capacity in support of the thermal barrier expansion plan in the fast-growing EV market.

•	Announced the decision to locate an automated fabrication operation in Mexico.

•

Raised an aggregate of $225 million from Koch Strategic Platforms, or KSP, in June 2021, February 2022 and March 2022. These investments from KSP strengthened our financial position and, we believe, de-risked the execution of our growth plan. Additionally, we raised net proceeds of $19.3 million from our at-the-market offering program in 2021.

•	Bolstered the executive team with strategic leadership additions that support the new phase of our long-term strategy.

•

To support our PyroThin thermal barrier and carbon aerogel battery materials businesses, we significantly increased the level of our investment in personnel, infrastructure and related activities during 2021. We grew our team from 290 full-time employees as of December 31, 2020 to 418 full-time employees as of December 31, 2021.

•

Recognized by General Motors with the Overdrive Award as part of GM’s 30th Annual Supplier of the Year awards (Launch Excellence recognizing Aspen’s key role in GM’s thermal propagation strategy). Aspen’s industry leading PyroThin thermal barrier technology is integrated into GM’s Ultium battery platform.

General Executive Compensation Philosophy and Principles

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success of building a profitable business and to align the interests of these executives with those of our stockholders. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses based on a mix of pre-determined criteria and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our compensation committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period of performance, attainment of overall company performance objectives and retention concerns. The overall compensation program is conceived to be generally competitive with the market median of peer companies with no specific percentile being targeted. The program combines the base salary with at-risk elements to achieve the Company’s mix of pay objectives.

2021 Executive Compensation Policies and Practices

During 2021, our executive compensation policies and practices included the following:

•	Compensation Committee of Independent Directors. Our compensation committee is composed of all independent directors.

•	Annual Compensation Review. Our compensation committee undertakes a comprehensive review of compensation of our executives, including our named executive officers, on an annual basis.

•	Independent Compensation Consultant. Our compensation committee engages its own compensation consultant, and reviews its independence from management.

•	Risk Analysis. We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.

•

No Guaranteed Compensation. Although we have signed employment agreements with each of our named executive officers, none of these agreements provides any guarantees relating to base salary increases, continued employment or the amounts of incentive awards or long-term equity awards.

•	Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.

•

No Supplemental Health or Welfare Benefits or Perquisites. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. We generally do not provide perquisites or other personal benefits to our executive officers other than those we provide to our employees generally.

•

Policy Against Hedging and Speculative Trading and Pledging our Common Stock. Our insider trading policy prohibits our employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock.

•

Compensation Recoupment Policy. Our compensation recoupment policy permits recoupment of incentive compensation paid to the designated employees in the event of an accounting restatement of certain financial statements of the Company due to significant non-compliance with financial reporting requirements or upon certain forms of misconduct by a designated employee.

•

Alignment with long-term shareholder interests. Our stock-ownership guidelines are intended to align the interests of executive officers and directors with the long-term interests of shareholders by requiring them to have at least a minimum amount of ownership in our common stock.

The Role of Our Compensation Committee and Compensation Consultant

Generally, our compensation committee designs and administers the executive compensation program with the help of the management and an independent compensation consultant. In connection with the compensation of our Chief Executive Officer, our compensation committee further recommends the overall and specific elements to our Board for consideration and final determination. While the compensation committee addresses the matters related to its responsibilities under its charter throughout the year, annual reviews and, as appropriate, modifications of compensation arrangements for executive officers typically take place during a period starting from the last quarter of the prior fiscal year through the first quarter of the current fiscal year.

While the compensation committee or the Board, in the case of our Chief Executive Officer, ultimately makes all final decisions on executive compensation, the compensation committee engages the services of outside advisors for assistance. In 2019, 2020 and 2021, the compensation committee directly engaged Meridian Compensation Partners LLC, or Meridian, as its independent compensation consultant. The compensation committee utilized Meridian throughout these periods to provide independent, objective research, analysis, and advice and to assist the compensation committee generally in the performance of its duties. The compensation committee will typically request information and recommendations directly from the compensation consultant as it deems appropriate to structure and evaluate our executive compensation program. During these periods, the compensation committee also enlisted the assistance of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., to administer its compensation decisions through contracts and other written documents. The compensation committee assesses the independence of its compensation consultant and law firm each year, considering the amount of fees paid to them, the policies designed to prevent conflicts of interest, any Company stock owned by the consultant or the law firm, and other factors that may be relevant to the compensation committee.

The compensation committee considers external market data when making compensation decisions respecting pay levels and program design. The committee has formally approved a peer group for this purpose (and also considers other market data sources as appropriate). The group was originally developed by Meridian out of a candidate pool of size (as measured principally by revenue and market capitalization) and industry-appropriate publicly-traded companies. Our compensation committee periodically reviews and, if appropriate, revises the peer group in coordination with input from our Chief Executive Officer and Meridian to ensure the group remains appropriate for the purposes of comparing executive compensation. As a basis for the source market data for setting executive compensation for fiscal year 2021, our peer group consisted of the following 16 companies:

Ballard Power Systems, Inc.	Graham Corporation	Orion Energy Systems, Inc.
Chase Corporation	Lydall, Inc.	Preformed Line Products Company
Core Molding Technologies, Inc.	Natural Gas Services Group, Inc.	Thermon Group Holdings, Inc.
Energy Recovery, Inc.	NN, Inc.	Trecora Resources
Enphase Energy, Inc.	Omega Flex, Inc.
FuelCell Energy, Inc.	Orbital Energy Group, Inc.

During 2021, the compensation committee retained Meridian to update our peer group of companies and provide competitive market data on executive officer compensation. After receiving input from Meridian, the compensation committee added the following five companies to our existing peer group: Vicor Corporation, Livent Corporation, Ultralife Corporation, Flux Power Holdings, Inc., and XL Fleet Corp., and removed the following four companies from the peer group: Core Molding Technologies, Inc., Enphase Energy, Inc., Natural Gas Services Group, Inc., and Trecora Resources. The new peer group was used by the compensation committee in making executive officer compensation decisions for fiscal year 2022. Additional information about the compensation committee’s executive compensation decisions for fiscal year 2022 will be provided in our proxy statement for the 2023 annual meeting of stockholders.

We believe our peer group provides useful information to help us establish competitive compensation practices and allows us to set compensation levels to attract, retain and motivate a talented executive team while aligning the interest of our executives with our stockholders. The group is subject to change over time, and we expect that the compensation committee will continue to periodically review and update the list.

Role of Management

In making compensation decisions, our compensation committee considers the recommendations of our Chief Executive Officer, Mr. Young, who makes recommendations to our compensation committee with respect to our executive officers, but does not participate in the deliberations or determination of his own compensation. Our compensation committee may review and approve the corporate objectives and goals pursuant to the powers delegated under its charter. Mr. Young annually leads the development of our corporate objectives and goals, which are reviewed and approved by the compensation committee and then our Board. Mr. Young provided the Company’s business and operations perspective for our compensation committee’s final review of progress made on the goals set for 2021. Other than as described above, no other executive officer participates in the determination or recommendation of the amount or form of executive officer compensation.

Say-on-Pay Results

At our last annual meeting of stockholders in June 2021, we held a stockholder advisory vote on the fiscal year 2020 compensation of our named executive officers. This is generally referred to as a “Say-on-Pay” vote. Our stockholders approved the compensation of our named executive officers with approximately 99% of stockholder votes cast in favor of our Say-on-Pay resolution for fiscal year 2020. This stockholder feedback was considered in the compensation committee’s decisions on fiscal year 2021 compensation, discussed below. The compensation committee continues to monitor further stakeholder feedback, Company performance, and market developments for potential further improvements to the Company’s compensation structure for executive officers.

Main Elements of Our Executive Compensation Program

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry and any other factors relevant to that particular job. Our salaries are designed to be generally competitive with the market median of our peer group.

Base salaries are typically negotiated at the outset of an executive’s employment. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other change in the job responsibilities of an executive officer. For named executive officers, initial base salaries generally are established in connection with negotiation of an offer of employment and employment agreement. Increases in base salary have several elements. In addition to promotion and increased responsibilities, merit and Company-wide general increases are also taken into consideration. On April 1, 2020, in light of the business uncertainties in the market due to the COVID-19 pandemic, the base salary of Messrs. Young, Fairbanks, Whitaker and Landes and Ms. Conte was reduced by 5% with their respective consent. Effective February 20, 2021, the reduction to annual base salary was reversed and the salaries were restored to those effective prior to the reduction on April 1, 2020. Salaries of our named executive officers for fiscal years 2021, 2020 and 2019 are also reported in the Summary Compensation Table.

The 2021 base salaries for our Named Executive Officers were as follows:

Name	2021 Base Salary(1) ($)
Donald R. Young	$515,000
John F. Fairbanks	$300,000
Corby C. Whitaker	$400,000
Gregg R. Landes	$400,000
Kelley W. Conte	$262,500

(1)	These salaries were effective as of April 1, 2021, except for Messrs. Whitaker and Landes, whose salaries were effective as of October 2, 2021.

Cash Bonus Plan

Our employee cash bonus plan is designed to motivate and reward our executives for achieving certain corporate, financial and other business performance goals during the fiscal year and the plan is administered by the compensation committee. The plan provides that executives are eligible to receive a cash bonus over an annual performance period based on goals established by the compensation committee, which may include revenue goals, an adjusted EBITDA goal or such other performance goals established by the compensation committee from time to time. The compensation committee determines the percentage of annual base salary as target bonus opportunity for each executive. Each executive’s participation letter sets forth the minimum threshold achievement levels applicable to each goal and may set forth additional payments above the target award amount in the event that one or more goals are exceeded. Following completion of the performance period, the administrator determines the level of performance achieved for each goal and approves and certifies the amount of the cash payments to be made. The maximum bonus that can be earned is limited to 225% of the target bonus. The compensation committee also reserves the right to pay discretionary bonuses to account for unanticipated, unusual or extraordinary circumstances or performance, which it did in connection with fiscal year 2021. We do not disclose specific financial performance goals due to potential competitive harm.

Upon the recommendation of our compensation committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2021 for the named executive officers. Each named executive officer’s 2021 bonus award amount, calculated as a percentage of year-end base salary, was based on achieving and exceeding certain performance metrics. For 2021, these performance metrics were revenue and adjusted EBITDA. Calculation of the achievement of the adjusted EBITDA target was made in a manner that excluded the impact of any costs incurred in 2021 associated with intellectual property enforcement and certain other strategic activities, if so determined by our Board or compensation committee. For revenue and adjusted EBITDA, the 2021 performance metrics specified a threshold value that must be achieved before any bonus amount would be paid under that metric, a target value, or the Target, associated with a target bonus amount, and an incentive amount if the Target value is exceeded.

In addition, a component of the bonus (the MBO Component), expressed as a percentage, usually an additional 10% of each Named Executive Officer (NEO)’s the target bonus, may be added to or deducted from otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional strategic or operational performance goals, as determined by our Board or compensation committee. The target bonus amounts for fiscal year 2021 for Mr. Young, Mr. Fairbanks, Mr. Whitaker, Mr. Landes and Ms. Conte expressed as a percentage of their year-end base salary, as presented below.

Name	2021 Target Bonus Opportunity (% of Base Salary)
Donald R. Young	110%
John F. Fairbanks	55%
Corby C. Whitaker	55%
Gregg R. Landes	55%
Kelley W. Conte	50%

The bonuses varied depending on our percentage achievement of the Target set by the compensation committee. As described above, the Company did not fully achieve the Target required for a 100% target bonus payout. Based on the achievement formula, the executives were entitled to 70% of their target bonus, plus 9% to 10%, depending on the NEO, attributable to performance related to the MBO Component goals.

On February 23, 2022, the Committee awarded bonus payments to the NEOs as called for under the previously approved compensation package as well as an additional discretionary amount, such that each NEO received the same total bonus amount as he or she would have received had 100% of the Target been achieved. The compensation committee and the Board made this decision to award the additional discretionary amounts after thorough analysis and discussion of the Company’s fiscal 2021 financial performance, the reasons why the Target was not achieved including but not limited to, the Company’s decision, in consultation with the Board, to allocate resources strategically to the emerging electric vehicle business that is expected to benefit the Company’s performance in the future, as well as COVID-19 related disruptions and supply chain disruptions, and a recognition of the level of performance throughout the year. When establishing the Target for 2021, the compensation committee did not anticipate the additional expenditure and resources that would be allocated to the electric vehicle business or the COVID-related disruptions to its business. In light of these circumstances and the compensation committee’s and the Board’s assessments of the Company’s opportunity that was created in the electric vehicle market, the compensation committee and the Board believed it was appropriate to pay the additional discretionary bonuses to reward and incentivize management. The compensation committee and the Board believed that doing so was also consistent with the policy of aligning the interests of the Company’s employees with the interests of its stockholders.

The 2021 bonus payments under the cash bonus plan and the additional discretionary bonus payments are set forth below:

Name	2021 Annual Cash Bonus ($)(1)	2021 Bonus Target (%)	2021 Bonus Target Received (%)	Discretionary Bonus ($)
Donald R. Young	$447,535	110%	70%	$169,950
John F. Fairbanks	$132,002	55%	70%	$49,501
Corby C. Whitaker	$176,000	55%	70%	$66,000
Gregg R. Landes	$176,000	55%	70%	$66,000
Kelley W. Conte	$105,000	50%	70%	$39,375

(1)	Includes 70% of Bonus Target earned plus MBO Component.

Long Term Equity Incentive Plan

Our Board established the 2014 Employee, Director and Consultant Equity Incentive Plan, or the 2014 Stock Plan, in 2014 before our initial public offering. Our Board is the administrator of the 2014 Stock Plan, which through the compensation committee charter is delegated to our compensation committee. The compensation committee, based on its annual review of compensation levels for each of our executives, determines a dollar amount value of the annual equity grants. The compensation committee also determines the mix of equity instruments, for equity grant issued pursuant to the 2014 Stock Plan, such as options to purchase our common stock, restricted stock units, or RSUs, or restricted stock awards, as well as a vesting schedule. For 2021, the mix for equity grants was set at 75% stock options and 25% RSUs. Except in special circumstances, time-based vesting is used. The stock options and RSUs granted in recent years vest in equal installments on an annual basis during the three years following the grant. Pursuant to our 2014 Stock Plan, the exercise price of the stock options is the closing price of our stock at the New York Stock Exchange on the grant date. Similar to other components of compensation, the compensation committee recommends the equity grants for our Chief Executive Officer to our Board for approval.

The equity awards granted to our Named Executive Officers during 2021 were as follows:

Name	Options to Purchase Shares of Our Common Stock	Performance Based Restricted Stock Awards		Restricted Stock Unit Awards	Equity Awards (Aggregate Grant Date Fair Value)
Donald R. Young	$528,744	$6,502,000	(1)	$176,246	$7,206,990
John F. Fairbanks	224,988	—		$74,996	$299,984
Corby C. Whitaker	206,246	—		$68,746	$274,993
Gregg R. Landes	206,246	—		$68,746	$274,993
Kelley W. Conte	206,246	—		$68,746	$274,993

(1)	Represents a one-time performance-based restricted stock award to Mr. Young. See “Narrative Disclosure to Summary Compensation Table—2021 Performance-Based Restricted Stock Award”.

Other Aspects of Executive Compensation

Benefits and Perquisites—In addition to the components described above, our executives are eligible to participate in other benefits available to all of our employees. These benefits include a 401(k) plan with a Company match element, healthcare insurance with a Company contribution to the premium, short-term and long-term disability insurance, term-life insurance, a dental plan and a vision plan. We generally do not provide perquisites or personal benefits to our named executive officers. However, we do pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our full-time employees.

Section 401(k) Plan—We maintain a defined contribution employee retirement plan, or the 401(k) Plan, for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. The 401(k) Plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $19,500 for calendar year 2021. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2021 may have been up to an additional $6,500 above the statutory limit. We currently make matching contributions into the 401(k) Plan on behalf of participants. We match 50% of eligible contributions up to the first 6% of eligible compensation. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Employment Contracts—We have entered into an executive employment agreement with our Chief Executive Officer, Mr. Young, effective January 1, 2022. We have also entered into executive employment agreements with Messrs. Fairbanks, Whitaker and Landes and Ms. Conte, each effective January 1, 2022.

Specific Actions Taken in 2020 and 2021 on Executive Compensation

On April 1, 2020, in light of the COVID-19 pandemic and the ensuing economic uncertainty, the Board, upon the recommendation of our Chief Executive Officer, determined not to implement any increase in base salary of our executive officers, previously approved by the Board to take effect in April 2020 and reduced the base salary of our executive officers to 95% of the respective 2019 base salaries, or the 2020 Reduction, upon the written consent of each of our executive officers. Effective February 20, 2021, the Board and our compensation committee reversed the 2020 Reduction and restored the base salaries of our Chief Executive Officer and other executive officers, along with restoration of any annual merit increase considerations. Effective April 1, 2021, Mr. Young’s annual base salary was set at $515,000. Effective April 1, 2021, base salaries of the other named executive officers, Messrs. Fairbanks, Whitaker, Landes and Ms. Conte were set at $300,005, $347,866, $299,250 and $262,500 respectively. Effective October 2, 2021, the base salaries of each of Messrs. Whitaker and Landes were set at $400,000.

The cash incentive target bonus for fiscal years 2022 and 2021 for Messrs. Young, Fairbanks, Whitaker and Landes and Ms. Conte were set at 110%, 55%, 55%, 55% and 50% of their respective year-end base salaries, respectively. The cash bonus earned and paid for fiscal years 2021, 2020 and 2019 are found in the “Non-Equity Incentive Plan” column of the Summary Compensation Table. Similarly, the equity grants for fiscal years 2021, 2020 and 2019 are found in the “Stock Awards” and “Options Awards” columns of the Summary Compensation Table.

Special CEO Compensation Arrangements

In addition to the compensation elements discussed above, we have entered into certain special arrangements related to the compensation of our Chief Executive Officer. In order to encourage ownership of shares, reward Mr. Young for his performance, retain Mr. Young, and encourage his alignment with our longer-term value and our shareholders, and to support the Company’s ambitious growth agenda requiring multiple new investments, strengthening relationships with new investors and strategic partners in the EV market and growing our executive team and employee base, in June 2021, the Board, upon recommendation of the compensation committee, granted to Mr. Young 461,616 shares of performance-based restricted stock, pursuant to a Performance-Based Restricted Stock Agreement by and between us and Mr. Young. Additional details of this award are found under the section below, titled “Narrative Disclosure to Summary Compensation Table—2021 Performance-Based Restricted Stock Award.”

In November 2018, our Board approved a special cash bonus arrangement for our Chief Executive Officer in connection with certain change of control transactions involving the Company. In 2021, the Company entered into an amendment to Mr. Young’s employment agreement to terminate the foregoing special cash bonus arrangement.

Compensation Recoupment Policy

In December 2018, our Board adopted a compensation recoupment policy, which applies to certain designated employees, including our Chief Executive Officer and Chief Financial Officer. The policy permits us to recoup incentive compensation paid to the designated employees in the event of an accounting restatement of any of the unaudited interim quarterly or audited annual consolidated financial statements of the Company due to significant non-compliance with financial reporting requirements under applicable laws, rules and regulations or upon certain forms of misconduct by a designated employee.

Prohibition on Hedging and Pledging

Our Insider Trading Policy prohibits members of the Board, the named executive officers, and all other employees and directors from purchasing financial instruments designed to hedge the economic risk of owning our securities (or entering any transaction that has the same economic effect), and prohibits certain persons, including members of the Board and the named executive officers, from pledging our securities.

Stock Ownership Guidelines

Our Board or a committee thereof, has established stock ownership guidelines for the executive officers and directors effective November 1, 2017, which provides target levels of stock ownership that executive officers and directors must attain. The target ownership level for our Chief Executive Officer is three-times the base salary, for our other executive officers is one-times their respective base salary and for our non-employee directors is three-times the annual cash retainer for service to the Board.

Risk Analysis of Our Compensation Plans

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management. Based on this assessment, we do not believe that any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on us now or in the future.

COMPENSATION COMMITTEE REPORT*

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review, and discussion, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert M. Gervis (Chair)

Steven R. Mitchell

William P. Noglows

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices and awards, and have concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. Our compensation committee assessed our compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Our compensation programs include a combination of fixed base salaries, cash bonuses, long-term incentive awards, and benefits that are generally uniform in design and operation throughout the Company and with all levels of employees.

We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the compensation committee and Board with regard to executive compensation programs.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last three fiscal years ended December 31, 2021, 2020 and 2019 to (1) our President and Chief Executive Officer, (2) our Vice President, Chief Financial Officer and Treasurer, and (3) the next three most highly compensated executive officers who earned more than $100,000 during the respective fiscal year and were serving as executive officers as of year-end.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($) (1)		Option Awards ($) (1)		Non- Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Donald R. Young	2021	511,402	169,950	6,678,246	(5)	528,744		447,535	31,734	8,367,611
President and Chief Executive Officer	2020	495,652	0	176,248		1,605,335	(2)	0	21,617	2,298,852
	2019	515,000	0	352,498		352,500		621,957	17,656	1,859,611

John F. Fairbanks	2021	297,909	49,501	74,996		224,988		132,002	2,800	782,196
Vice President, Chief Financial Officer and Treasurer	2020	288,734	0	74,995		303,371		0	13,762	680,861
	2019	300,005	0	149,999		150,000		199,271	2,800	802,074

Corby C. Whitaker	2021	354,186	66,000	68,746		206,246		176,000	8,853	880,031
Senior Vice President, Sales and Marketing	2020	318,855	0	62,500		274,043		0	7,896	663,294
	2019	331,301	0	117,499		117,499		220,059	4,632	790,991

Gregg Landes	2021	270,751	66,000	68,746		206,246		176,000	17,975	805,718
Senior Vice President, Operations and Strategic Development	2020	274,420	0	62,500		255,179		0	13,217	605,316
	2019	238,052	0	114,998		115,000		139,574	2,363	609,988

Kelley W. Conte	2021	257,568	39,375	68,746		206,246		105,000	7,493	684,429
Senior Vice President, Human Resources	2020	240,719	0	62,500		234,995		0	1,865	549,841
	2019	250,000	0	114,998		115,000		120,768	2,211	602,977

(1)

Except as described in footnote 2, these amounts represent the aggregate grant date fair value for these awards computed in accordance with FASB ASC Topic 718. Valuation assumptions are described in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 1, 2022.

(2)

In December 2020, we entered into an amended stock option agreement with Mr. Young, which modified the timeframe of certain market conditions that resulted in vesting of certain performance stock options previously awarded to Mr. Young. See below under “– Narrative Disclosure to Summary Compensation Table – 2017, 2018, and 2020 Modifications to 2015 Special Equity Incentive Grants.” In connection with this modification and in accordance with FASB ASC Topic 718, the incremental fair value of this modification is based on a Black-Scholes option pricing model and was determined to be $1,076,588.

(3)	Represents the amount awarded to the named executive officer for 2021, 2020 and 2019, respectively, under the Company’s cash bonus plan.
(4)

Represents the sum of (i) cash payments to the named executive officer in lieu of vacation pursuant to Company policy, (ii) Company matching contributions to our 401(k) match in the amount of $2,800 in 2021, 2020 and 2019 for each Messrs. Young, Fairbanks, and Whitaker and (iii) Company matching contributions to our 401(k) match in the amounts of $2,590, $2,800 and $2,363 for Mr. Landes in 2021, 2020 and 2019, and $2,445, $1,865 and $2,211 for Ms. Conte in 2021, 2020 and 2019, respectively.

(5)

Includes a performance-based restricted stock award with an aggregate grant date fair value equal to $6,502,000 and a time-based restricted stock unit award with an aggregate grant date fair value equal to $176,246.

(6)	Includes a discretionary bonus payment made to the NEOs. See below under “—Narrative Disclosure to Summary Compensation Table—2021 Bonus Plan and Payments.”

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

Donald R. Young

Effective January 1, 2022, we entered into an executive agreement with Mr. Young with a three-year term, or the 2022 CEO Agreement. Pursuant to 2022 CEO Agreement, Mr. Young’s annual base salary was $515,000 per year and Mr. Young was eligible to receive an annual performance-based bonus as determined by our Board with a target of 110% of his year-end base salary. Previously, in November 2018, we entered into an executive agreement with Mr. Young effective January 1, 2019 with a three-year term, or the 2018 CEO Agreement. Mr. Young serves as our Chief Executive Officer on an at-will basis. Pursuant to the 2018 CEO Agreement, Mr. Young’s annual base salary for fiscal year 2019 was set to $515,000 per year and Mr. Young was eligible to receive an annual performance-based bonus as determined by our Board with a target of 100% of his year-end base salary. On April 1, 2020, in light of the business uncertainties in the market due to the COVID-19 pandemic, Mr. Young’s base salary of $515,000 was reduced by 5% with his consent. Effective February 20, 2021, the reduction of Mr. Young’s annual base salary was reversed and his salary was restored to $515,000. Mr. Young’s target bonus for each of fiscal 2020 and 2021 was set at 110% of his year-end base salary.

Mr. Young’s base salary may be increased, but not decreased without his consent, at the discretion of our Board. On August 1, 2019, we entered into an amendment (the “Amendment”) to the 2018 CEO Agreement. Effective January 1, 2020, we amended the 2018 CEO Agreement to provide for at least a year of time to exercise all vested stock options in connection with termination of employment in certain circumstances under the 2018 CEO Agreement.

Mr. Young is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “— Potential Payments Upon Termination or Change of Control.”

Other Named Executive Officers

Effective January 1, 2022, we entered into executive agreements with Messrs. Fairbanks, Whitaker and Landes and Ms. Conte for a one-year term, or the 2022 Executive Agreements. Pursuant to the 2022 Executive Agreements, the annual base salaries of Messrs. Fairbanks, Whitaker and Landes and Ms. Conte for fiscal year 2022 were $300,005, $400,000, $400,000 and $262,500 respectively. They are eligible to receive an annual performance based bonus as determined by our Board or a committee thereof with a target bonus of 55%, 55%, 55% and 50%, respectively, of their respective year-end base salaries.

In December 2018, we entered into executive agreements with Messrs. Fairbanks, Whitaker and Landes and Ms. Conte effective January 1, 2019 for three-year terms, or the 2018 Executive Agreements. Messrs. Fairbanks, Whitaker and Landes and Ms. Conte serve as executive officers on an at-will basis. Pursuant to their respective 2018 Executive Agreements, the annual base salaries of Messrs. Fairbanks, Whitaker and Landes and Ms. Conte for fiscal year 2019 were set at $300,005, $331,301, $221,708 and $250,000 respectively, and Messrs. Fairbanks, Whitaker, Landes and Ms. Conte were eligible to receive an annual performance-based bonus for fiscal year 2019 as determined by our Board or a committee thereof, with a target bonus of 55%, 55%, 40% and 40%, respectively, of their respective year-end salaries. On April 1, 2020, in light of the business uncertainties in the market due to the COVID-19 pandemic, the base salaries of Messrs. Fairbanks, Whitaker and Landes and Ms. Conte, which were unchanged from their salaries in 2019, were reduced by 5% with their respective consents. Effective February 20, 2021, the reduction of the annual base salaries was reversed and the salaries were restored to those effective before April 1, 2020. Effective April 1, 2021, the annual base salaries of Messrs. Fairbanks, Whitaker and Landes and Ms. Conte were set at $300,000, $347,866, $299,250 and $262,500, respectively. Effective October 2, 2021, the base salaries of Messrs. Whitaker and Landes were increased to $400,000 each. The annual base salaries set forth in these agreements may be increased, but not decreased, at the discretion of our Board. The 2018 Executive Agreements were amended effective January 1, 2020 to provide for at least a year of time to exercise all vested stock options in connection with termination of employment in certain circumstances under the 2018 Executive Agreements.

Messrs. Fairbanks, Whitaker and Landes and Ms. Conte are entitled to certain benefits in connection with a termination of their employment or a change of control as discussed below under “— Potential Payments Upon Termination or Change of Control.”

Employment, Confidentiality and Non-Competition Agreements

Each of our named executive officers has also entered into an employment, confidentiality and non-competition agreement. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Additionally, following termination of employment, each of our named executive officers is prohibited from (i) competing with us for a period of one year and (ii) soliciting or interfering with our business relationship with any of our existing clients, customers, business partners or employees for a period of two years.

2017, 2018, and 2020 Modifications to 2015 Special Equity Incentive Grants

On December 11, 2015, our Board granted to Mr. Young, (i) 78,125 shares of restricted common stock which vest based on the achievement of a Company performance target for fiscal year 2020, or the SEIG Restricted Shares, (ii) a nonqualified stock option to purchase 84,745 shares of common stock which vest in full on the third anniversary of the grant date, or the SEIG Time-Based Option; and (iii) a nonqualified stock option to purchase 370,181 shares of common stock, which vest in multiple tranches upon the achievement of certain milestones, or the SEIG Performance Option. The SEIG Time-Based Option and the SEIG Performance Option were granted with an exercise price equal to $6.40, which was above the fair market value of our common stock on the date of grant and was equal to the 30 day VWAP on the grant date. The stock options vest provided Mr. Young continues to provide services to the Company on the applicable vesting date. On December 10, 2020, our Board extended the performance period of certain of the SEIG Performance Option through December 18, 2020. The SEIG Performance Options with respect to 238,603 shares met the specified criteria and vested on December 11, 2020 and December 18, 2020, respectively. The remainder of the SEIG Performance Options and the SEIG Restricted Shares failed to vest and were forfeited due to the performance criteria not having been met. Accordingly, as of December 31, 2020, all components of the 2015 SEIG awards were either earned and thus vested or forfeited.

2021 Performance-Based Restricted Stock Award

On June 29, 2021, as recommended by the compensation committee, the Board granted to Mr. Young 461,616 shares of performance-based restricted stock, pursuant to a Performance-Based Restricted Stock Agreement by and between us and Mr. Young, or the Performance Agreement. This grant is intended to encourage ownership of shares, reward Mr. Young for his performance, retain Mr. Young, and encourage his alignment with our longer-term value and our shareholders, and to support our ambitious growth agenda requiring multiple new investments, strengthening relationships with new investors and strategic partners in the EV market and growing our executive team and employee base, in accordance with the purposes of the 2014 Stock Plan.

In order for a tranche of this award to vest, both time and performance vesting conditions must be satisfied. For the time vesting condition, a tranche will vest at the later of (i) three years from the grant date or (ii) one year from the date when an applicable performance hurdle is achieved, subject to a maximum five-year vesting period for shares with respect to which the performance hurdle has been achieved. With respect to the performance vesting condition, as noted in the table below, there are three tranches with different share price hurdles and a five-year total performance period. The hurdles reflect share prices of 2X, 3X, and 4X of the baseline price that was established at the time of the award, which is $21.663. If a share price hurdle is not met after five years, the applicable tranche is forfeited. The share price hurdle is met by reference to a 30-day volume weighted average price, or the VWAP, that is maintained for 60 days. In the event of a Change of Control Sale of the Company, as defined in the Performance Agreement, the share price hurdle is valued based on the per share value received by our shareholders, with cash consideration valued at par, any publicly traded securities received as consideration valued at their 60-day VWAP as of the closing date of the Change of Control Sale of the Company, and any securities that are not publicly traded or for which a 60-day VWAP cannot be valued by the Board. Any of the tranches below could be earned at any point over the five-year period.

Tranche	Performance Shares Weight	Share Price Hurdle
Tranche 1	34%	$43.33
Tranche 2	33%	$64.99
Tranche 3	33%	$86.65

In the event of a Change of Control Sale of the Company, a portion, capped at 100%, of the next unearned tranche would be earned in proportion to the excess of the Change of Control Sale of the Company price above $21.663, and any unearned tranches would be forfeited. The calculation of the earned portion of the next unearned tranche would be based on the following formula:

•	The numerator would be the excess of the Change of Control Sale of the Company price over $21.663.

•	The denominator would be:

•	The difference between the Tranche 1 share price hurdle and $21.663, for Tranche 1

•	The difference between the Tranche 2 share price hurdle and $21.663, for Tranche 2

•	The difference between the Tranche 3 share price hurdle and $21.663, for Tranche 3

In the event of a Change of Control Sale of the Company, any earned shares would continue to be subject to the time-based vesting condition, provided, however, that if the successor company in the Change of Control Sale of the Company did not assume our obligations under the Performance Agreement, all earned shares would become vested as of immediately prior to the closing of the Change of Control Sale of the Company.

In the event we terminate Mr. Young’s service as our employee, director, or consultant for Cause, as defined in Mr. Young’s employment agreement with us, as amended, or if the Board determines, within one year after Mr. Young is terminated, that either prior or subsequent to Mr. Young’s termination that he engaged in conduct that would constitute Cause, or if Mr. Young resigns without Good Reason, as defined in his employment agreement, all shares granted pursuant to this award that remain unvested will be forfeited to us immediately as of the time Mr. Young is notified that he has been terminated for Cause, that he engaged in conduct that would constitute Cause, or as of the effective time of Mr. Young’s resignation without Good Reason.

In the event we terminate Mr. Young without Cause or Mr. Young resigns for Good Reason, or in the event of Mr. Young’s death or disability, all earned shares for which the performance vesting condition has been met and which are subject to the continued time vesting condition will vest. Further, in the event we terminate Mr. Young without Cause or Mr. Young resigns for Good Reason, a pro rata fraction, capped at 100%, of the next unearned tranche will be earned and vest based on the following formula. Any other unearned tranches will be forfeited.

•	The numerator would be the excess of the 60-day VWAP of our common stock on a national securities exchange on the termination date over the starting price for that tranche.

•	The denominator would be:

•	The difference between the Tranche 1 share price hurdle and $21.663, for Tranche 1

•	The difference between the Tranche 2 share price hurdle and the Tranche 1 share price hurdle, for Tranche 2

•	The difference between the Tranche 3 share price hurdle and the Tranche 2 share price hurdle, for Tranche 3

Otherwise, in the event Mr. Young is no longer our employee, director, or consultant or an affiliate prior to the achievement of a performance goal listed above, or we do not achieve a performance goal by the fifth anniversary of the grant date, Mr. Young will immediately forfeit to us the number of shares granted that have not yet vested pursuant to the table above.

2019 Equity Awards

On February 27, 2019, Messrs. Young, Fairbanks, Whitaker, Landes and Ms. Conte were each granted stock options and RSUs. Specifically, Mr. Young was granted an option to purchase 195,478 shares of our common stock at an exercise price of $3.63 per share and 97,107 RSUs. Mr. Fairbanks was granted an option to purchase 83,182 shares of our common stock at an exercise price of $3.63 per share and 41,322 RSUs, Mr. Whitaker was granted an option to purchase 65,159 shares of our common stock at an exercise price of $3.63 per share and 32,369 RSUs, Mr. Landes was granted an option to purchase 63,773 shares of our common stock at an exercise price of $3.63 per share and 31,680 RSUs and Ms. Conte was granted an option to purchase 63,773 shares of our common stock at an exercise price of $3.63 per share and 31,680 RSUs. The stock options and RSUs vest in equal annual installments over a three-year period from the date of grant, subject to the recipient continuing to provide services to the Company through each vesting date. The stock options will expire 10 years from the date of grant.

2020 Equity Awards

On February 26, 2020, Messrs. Young, Fairbanks, Whitaker, Landes and Ms. Conte were each granted stock options and RSUs. Specifically, Mr. Young was granted an option to purchase 135,077 shares of our common stock at an exercise price of $8.02 per share and 21,976 RSUs. Mr. Fairbanks was granted an option to purchase 57,479 shares of our common stock at an exercise price of $8.02 per share and 9,351 RSUs, Mr. Whitaker was granted an option to purchase 47,899 shares of our common stock at an exercise price of $8.02 per share and 7,793 RSUs, Mr. Landes was granted an option to purchase 47,899 shares of our common stock at an exercise price of $8.02 per share and 7,793 RSUs and Ms. Conte was granted an option to purchase 47,899 shares of our common stock at an exercise price of $8.02 per share and 7,793 RSUs. The stock options and RSUs vest in equal annual installments over a three-year period from the date of grant, subject to the recipient continuing to provide services to the Company through each vesting date. The stock options will expire 10 years from the date of grant.

2020 Special Equity Grants

On December 15, 2020, Messrs. Fairbanks, Whitaker, Landes and Ms. Conte were each granted stock options. Specifically, Mr. Fairbanks was granted an option to purchase 9,024 shares of our common stock at an exercise price of $16.05 per share, Mr. Whitaker was granted an option to purchase 9,965 shares of our common stock at an exercise price of $16.05 per share, Mr. Landes was granted an option to purchase 7,793 shares of our common stock at an exercise price of $16.05 per share and Ms. Conte was granted an option to purchase 5,469 shares of our common stock at an exercise price of $16.05 per share. The stock options vest in equal annual installments over a three-year period from the date of grant, subject to the recipient continuing to provide services to the Company through each vesting date, and will expire 10 years from the date of grant.

2021 Equity Awards

On February 24, 2021, Messrs. Young, Fairbanks, Whitaker, Landes and Ms. Conte were each granted stock options and RSUs. Specifically, Mr. Young was granted an option to purchase 40,175 shares of our common stock at an exercise price of $24.13 per share and 7,304 RSUs. Mr. Fairbanks was granted an option to purchase 17,095 shares of our common stock at an exercise price of $24.13 per share and 3,108 RSUs, Mr. Whitaker was granted an option to purchase 15,671 shares of our common stock at an exercise price of $24.13 per share and 2,849 RSUs, Mr. Landes was granted an option to purchase 15,671 shares of our common stock at an exercise price of $24.13 per share and 2,849 RSUs, and Ms. Conte was granted an option to purchase 15,671 shares of our common stock at an exercise price of $24.13 per share and 2,849 RSUs. The stock options and RSUs vest in equal annual installments over a three-year period from the date of grant, subject to the recipient continuing to provide services to the Company through each vesting date. The stock options will expire 10 years from the date of grant.

Cash Bonus Plan

Upon the recommendation of our compensation committee, our Board initially approved our employee cash bonus plan in April 2012. The plan is administered by the compensation committee. The plan provides that participants are eligible to receive a cash bonus over a performance period based on goals established by the administrator, which may include attaining revenue goals, an adjusted EBITDA goal, an individual goal or such other performance goals established by the administrator from time to time. Each participant receives a participant letter setting forth a percentage allocation of a target award based upon a percentage of base salary or set forth as a dollar amount. The participation letters also set forth minimum threshold achievement levels applicable to each goal and may set forth additional payments above the target award amount in the event that one or more goals are exceeded. Following completion of the performance period, the administrator determines the level of performance achieved for each goal and approves and certifies the amount of the cash payments to be made.

If a participant voluntarily terminates employment during a performance period, the participant will not be eligible for a payment, except as otherwise provided in the participant’s employment agreement, if any. If a participant is terminated by us other than for cause or retires, as set forth in any retirement policy then in effect, the participant will receive a prorated payout based on the date of termination of employment and achievement of the goals at such time as payment is otherwise made to the other participants under the plan. The plan provides that participants shall receive the cash bonus payment earned, if any, no later than March 15 of the calendar year immediately following the performance period. The administrator may revise or terminate the plan at any time; but no amendment or termination shall be effective without the consent of a participant if it would adversely impact the economic benefit of an outstanding award thereunder.

2019 Bonus Plan and Payments

Upon the recommendation of our compensation committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2019 for Mr. Young on February 27, 2019. Our compensation committee approved the target bonus amounts and goals under the bonus plan for fiscal year 2019 for Messrs. Fairbanks, Whitaker, Landes and Ms. Conte on December 12, 2018. Each named executive officer’s 2019 bonus award amount, calculated as a percentage of year-end base salary, was based on achieving and exceeding certain performance metrics. For 2019, these performance metrics were revenue and adjusted EBITDA. Calculation of the achievement of the adjusted EBITDA target was to be made in a manner that would exclude the impact of any costs incurred in 2019 associated with intellectual property enforcement and certain other strategic activities, if so determined by our Board or compensation committee. For revenue and adjusted EBITDA, the 2019 performance metrics specified a threshold value that must be achieved before any bonus amount was to be paid under that metric, a target value associated with a target bonus amount, and an incentive amount if the target value is exceeded. In addition, a component of the bonus, expressed as a percentage of the target bonus amount, was added to or deducted from otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional performance goals, as determined by our Board or our compensation committee. The target bonus amounts for fiscal year 2019 for Messrs. Young, Fairbanks, Whitaker, Landes and Ms. Conte expressed as a percentage of their year-end base salary, were 100%, 55%, 55%, 40% and 40%, respectively. The maximum bonus that could have been earned was limited to 225% of the target bonus. As a result of achieving and exceeding the 2019 performance thresholds, our compensation committee recommended and our Board approved, as necessary, bonus payments for fiscal year 2019 under our cash bonus plan to Messrs., Young, Fairbanks, Whitaker, Landes and Ms. Conte of $621,957, $199,271, $220,059, $137,676 and $120,768, respectively.

2020 Bonus Plan and Payments

Upon the recommendation of our compensation committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2020 for Mr. Young on December 11, 2019. Our compensation committee approved the target bonus amounts and goals under the bonus plan for fiscal year 2020 for Messrs. Fairbanks, Whitaker, Landes and Ms. Conte on December 11, 2019. Each named executive officer’s 2020 bonus award amount, calculated as a percentage of year-end base salary, was based on achieving and exceeding certain performance metrics. For 2020, these performance metrics were revenue and adjusted EBITDA. Calculation of the achievement of the adjusted EBITDA target was made in a manner that excluded the impact of any costs incurred in 2020 associated with intellectual property enforcement and certain other strategic activities, if so determined by our Board or compensation committee. For revenue and adjusted EBITDA, the 2020 performance metrics specified a threshold value that must be achieved before any bonus amount was to be paid under that metric, a target value associated with a target bonus amount, and an incentive amount if the target value was exceeded. In addition, a component of the bonus, expressed as a percentage of the target bonus amount, was to be added to or deducted from otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional performance goals, as determined by our Board or our compensation committee, or the 2020 MBO. The target bonus amounts for fiscal year 2020 for Messrs. Young, Fairbanks, Whitaker, Landes and Ms. Conte expressed as a percentage of their year-end base salary, were 110%, 55%, 55%, 50% and 40%, respectively. The maximum bonus that could have been earned was limited to 225% of the target bonus. The performance metrics were not achieved during fiscal year 2020 and no payouts were made to the named executive officers under the 2020 bonus plan. In addition, the named executive officers consented to the termination of the 2020 MBO component of the 2020 bonus plan, and therefore no bonus payouts were made in connection with the 2020 bonus plan.

2021 Bonus Plan and Payments

Upon the recommendation of our compensation committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2021 for Mr. Young on February 24, 2021. Our compensation committee approved the target bonus amounts and goals under the bonus plan for fiscal year 2021 for Messrs. Fairbanks, Whitaker, Landes and Ms. Conte on February 23, 2021. Each named executive officer’s 2021 bonus award amount, calculated as a percentage of year-end base salary, will be based on achieving and exceeding certain performance metrics. For 2021, these performance metrics are annual revenue and adjusted EBITDA. Calculation of the achievement of the adjusted EBITDA target will be made in a manner that will exclude the impact of any costs incurred in 2021 associated with intellectual property enforcement and certain other strategic activities, if so determined by our Board or compensation committee. For revenue and adjusted EBITDA, the 2021 performance metrics specify a threshold value, or the Target, that must be achieved before any bonus amount will be paid under that metric, a target value associated with a target bonus amount, and an incentive amount if the target value is exceeded. In addition, a component of the bonus, expressed as a percentage of the target bonus amount, may be added to or deducted from otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional performance goals, as determined by our Board or our compensation committee. The target bonus amounts for fiscal year 2021 for Messrs. Young, Fairbanks, Whitaker, Landes and Ms. Conte expressed as a percentage of their year-end base salary, are 110%, 55%, 55%, 55% and 50%, respectively, payable in cash. The maximum bonus that can be earned is limited to 225% of the target bonus.

The bonuses varied depending on our percentage achievement of the Target set by the compensation committee. The Company did not fully achieve the Target required for a 100% target bonus payout. Based on the achievement formula, the executives were entitled to 70% of their target bonus. The compensation committee reserves the right to pay discretionary bonuses for fiscal year 2021 to account for unanticipated, unusual or extraordinary circumstances or performance.

On February 23, 2022, the compensation committee, and with respect to the CEO, the Board, awarded bonus payments to, the NEOs as called for under the previously approved compensation package as well as an additional discretionary amount, such that each NEO received the same total bonus amount as he or she would have received had 100% of the Target been achieved. The compensation committee and the Board made this decision to award the additional discretionary amounts after thorough analysis and discussion of the Company’s fiscal 2021 financial performance, the reasons why the Target was not achieved including but not limited to, the Company’s decision, in consultation with the Board, to allocate resources strategically to the emerging electric vehicle business that is expected to benefit the Company’s performance in the future, as well as COVID-19 related disruptions and supply chain disruptions, and a recognition of the level of performance throughout the year. When establishing the Target for 2021, the compensation committee did not anticipate the additional expenditure and resources that would be allocated to the electric vehicle business or the COVID-related disruptions to its business. In light of these circumstances and the compensation committee’s and the Board’s assessments of the Company’s opportunity that was created in the electric vehicle market, the compensation committee and the Board believed it was appropriate to pay the additional discretionary bonuses to reward and incentivize management. The compensation committee and the Board believed that doing so was also consistent with the policy of aligning the interests of the Company’s employees with the interests of its stockholders. Based on the 2021 performance, Messrs. Young, Fairbanks, Whitaker, Landes and Ms. Conte received bonus payments of $617,485, $181,503, $242,000, $242,000 and $144,375, respectively, which included discretionary bonus payments of $169,950, $49,501, $66,000, $66,000 and $39,375, respectively.

2021 Fiscal Year Grants of Plan-Based Awards

The following table sets forth information relating to the grant of plan-based incentive awards to our Named Executive Officers in 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Donald R. Young	2/24/2021									40,175	$24.13	$528,744
	2/24/2021								7,304			$176,246
	6/29/2021	(4)				0	461,616	461,616				$6,502,000
	2/24/2021		0	617,485	1,331,274
John F. Fairbanks	2/24/2021									17,095	$24.13	$224,988
	2/24/2021								3,108			$74,996
	2/23/2021		0	181,503	387,756
Corby C. Whitaker	2/24/2021									15,671	$24.13	$206,246
	2/24/2021								2,849			$68,746
	2/23/2021		0	242,000	517,000
Gregg R. Landes	2/24/2021									15,671	$24.13	$206,246
	2/24/2021								2,849			$68,746
	2/23/2021		0	242,000	517,000
Kelley W. Conte	2/24/2021									15,671	$24.13	$206,246
	2/24/2021								2,849			$68,746
	2/23/2021		0	144,375	308,438

(1)

The amounts represent the threshold, target, and maximum estimated payouts for awards granted under our cash bonus plan for 2021. The actual value of the bonuses paid to our NEOs for the 2021 fiscal year can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the 2021 fiscal year cash bonus, please see the section above entitled “Narrative Disclosure to Summary Compensation Table—2021 Bonus Plan and Payments”.

(2)	The exercise price is equal to the fair market value of our common stock, which is the closing price per share of our common stock as reported by the New York Stock Exchange on the grant date.
(3)

These amounts represent the aggregate grant date fair value for option awards, RSU awards and restricted stock awards granted to our named executive officers, computed in accordance with ASC 718. See Note 14 to our audited financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2021 for details as to the assumptions used to calculate the fair value of the option awards. The grant date fair value of each time-based RSU award is measured based on the closing price of our common stock on the date of grant.

(4)	Represents a one-time performance-based restricted stock award to Mr. Young. See “Narrative Disclosure to Summary Compensation Table—2021 Performance-Based Restricted Stock Award.”

Outstanding Equity Awards at 2021 Fiscal Year-End

						Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Donald R. Young
	—	(15)	40,175	(15)	$24.13	2/24/2031
	45,026	(13)	90,051	(13)	$8.02	2/26/2030
	130,319	(11)	65,159	(11)	$3.63	2/27/2029
	158,206	(8)	—	(8)	$4.60	2/29/2028
	84,745	(5)	—	(5)	$6.40	12/11/2025
	108,105	(4)	—	(4)	$7.54	3/11/2025
	259,671	(1)	—	(1)	$10.78	9/10/2024
	33,783	(2)	—	(2)	$74.23	8/7/2023
							14,651	(9)	$729,473
							7,304	(10)	$363,666
							32,369	(12)	$1,611,653
										461,616	(18)	$22,983,811
John F. Fairbanks
	—	(15)	17,095	(15)	$24.13	2/24/2031
	3,008	(14)	6,016	(14)	$16.05	12/15/2030
	19,160	(13)	38,319	(13)	$8.02	2/26/2030
	55,455	(11)	27,727	(11)	$3.63	2/27/2029
	67,321	(8)	—	(8)	$4.60	2/29/2028
	71,238	(7)	—	(7)	$4.14	2/28/2027
	67,316	(6)	—	(6)	$3.99	3/1/2026
	30,029	(4)	—	(4)	$7.54	3/11/2025
	99,268	(1)	—	(1)	$10.78	9/10/2024
	8,106	(2)	—	(2)	$74.23	8/7/2023
							6,234	(9)	$310,391
							3,108	(10)	$154,747
							13,774	(12)	$685,807
Corby C. Whitaker
	—	(15)	15,671	(15)	$24.13	2/24/2031
	3,322	(14)	6,643	(14)	$16.05	12/15/2030
	15,966	(13)	31,933	(13)	$8.02	2/26/2030
	33,439	(11)	21,720	(11)	$3.63	2/27/2029
	5,404		—		$74.23	8/7/2023
							5,195	(9)	$258,659
							2,849	(10)	$141,852
							10,790	(12)	$537,234
Gregg R. Landes
	—	(15)	15,671	(15)	$24.13	2/24/2031
	2,598	(14)	5,195	(14)	$16.05	12/15/2030
	15,966	(13)	31,933	(13)	$8.02	2/26/2030
	42,515	(11)	21,258	(11)	$3.63	2/27/2029
	51,613	(8)	—	(8)	$4.60	2/29/2028
	18,971	(17)	—	(17)	$6.04	11/2/2026
							5,195	(9)	$258,659
							2,849	(10)	$141,852
							10,560	(12)	$525,782

						Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Kelley W. Conte
	—	(15)	15,671	(15)	$24.13	2/24/2031
	1,823	(14)	3,646	(14)	$16.05	12/15/2030
	15,966	(13)	31,933	(13)	$8.02	2/26/2030
	42,515	(11)	21,258	(11)	$3.63	2/27/2029
	44,881	(8)	—	(8)	$4.60	2/29/2028
	47,492	(7)	—	(7)	$4.14	2/28/2027
	4,609	(16)	—	(16)	$5.82	11/11/2025
							5,195	(9)	$258,659
							2,849	(10)	$141,852
							10,560	(12)	$525,782

(1)	These options to purchase shares of our common stock were granted on September 10, 2014 and vested as to 25% of the shares on each anniversary of the grant date until September 10, 2018.
(2)	Includes options to purchase 726 shares of our common stock transferred to Mr. Young’s children in December 2013.
(3)	The market values of RSUs and restricted stock are determined by multiplying the number of shares by $49.79, the closing price of our common stock on the NYSE on December 31, 2021.
(4)	These options to purchase shares of our common stock were granted on March 11, 2015 and vested as to one-third of the shares on each anniversary of the grant date until March 11, 2018.
(5)	These options to purchase shares of our common stock were granted on December 11, 2015. 84,745 of the shares became exercisable on December 11, 2018.
(6)	These options to purchase shares of our common stock were granted on March 1, 2016 and vested as to one-third of the shares on each anniversary of the grant date until March 1, 2019.
(7)	These options to purchase shares of our common stock were granted on February 28, 2017 and vested as to one-third of the shares on each anniversary of the grant date until February 28, 2020.
(8)	These options to purchase shares of our common stock were granted on February 28, 2018 and vest as to one-third of the shares on each anniversary of the grant date until February 28, 2021.
(9)	Represents awards of RSUs granted on February 28, 2017, which vest as to one-third of the shares on each anniversary of the grant date until February 28, 2020.
(10)	Represents awards of RSUs granted on February 28, 2018, which vest as to one-third of the shares on each anniversary of the grant date until February 28, 2021.
(11)	These options to purchase shares of our common stock were granted on February 27, 2019 and vest as to one-third of the shares on each anniversary of the grant date until February 27, 2022.
(12)	Represents awards of RSUs granted on February 27, 2019, which vest as to one-third of the shares on each anniversary of the grant date until February 27, 2022.
(13)	These options to purchase shares of our common stock were granted on February 26, 2020 and vest as to one-third of the shares on each anniversary of the grant date until February 26, 2023.
(14)	These options to purchase shares of our common stock were granted on December 15, 2020 and vest as to one-third of the shares on each anniversary of the grant date until December 15, 2023.
(15)	These options to purchase shares of our common stock were granted on February 24, 2021 and vest as to one-third of the shares on each anniversary of the grant date until February 24, 2024.
(16)	These options to purchase shares of our common stock were granted on November 11, 2015 and vested as to one-third of the shares on each anniversary of the grant date until November 11, 2018.
(17)	These options to purchase shares of our common stock were granted on November 2, 2016 and vested as to one-third of the shares on each anniversary of the grant date until November 2, 2019.
(18)

These shares of restricted common stock vest upon the achievement of certain performance milestones, as further described under the section “Narrative Disclosure to Summary Compensation Table–2021 Performance-Based Restricted Stock Award.”

2021 Option Exercises and Stock Vested Table

The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, for our named executive officers in the year ended December 31, 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Donald R. Young	0	0	65,238	1,451,546
John F. Fairbanks	0	0	27,761	617,682
Corby C. Whitaker	81,493	2,880,773	21,902	487,320
Gregg R. Landes	0	0	21,492	478,197
Kelley W. Conte	56,717	2,427,174	20,405	454,011

(1)	The value realized on exercise is based on the difference between the market price of our common stock upon exercise and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of vested shares by the closing price of our common stock on the New York Stock Exchange on the applicable vesting date.

Severance and Retirement Benefits

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

We have agreed to provide severance and change of control payments and benefits to our named executive officers under specified circumstances, as described below.

Donald R. Young—Chief Executive Officer

Pursuant to the terms of 2022 Executive Agreement, effective January 4, 2022, Mr. Young is entitled to the following compensation in connection with a termination of his employment. Upon termination by the Company without cause or by Mr. Young for good reason, or a Qualifying Termination, prior to a change of control, Mr. Young is entitled to receive, following execution of a release, an amount equal to two times the sum of his annual base salary and the performance bonus target, each as then in effect. He is also entitled to a pro rata portion of the performance bonus target then in effect based on the number of months worked in the year of termination, any accrued but unpaid performance bonus target for the prior fiscal year, payment of the cost of health care insurance benefits for the lesser of the duration of such coverage under COBRA or 24 months, six months of outplacement services, and accelerated vesting by three months of his stock-based awards and option grants then outstanding, which options shall remain exercisable for at least one year following such Qualifying Termination. Upon a Qualifying Termination that occurs within 24 months after the occurrence of a change of control, or the CIC Qualifying Termination, following execution of a release, Mr. Young will be entitled to severance in an amount equal to two times the sum of his annual base salary and the performance bonus target, each as then in effect. Furthermore, Mr. Young will be entitled to a pro rata portion of the performance bonus target based on the number of months worked in the year of termination, any accrued but unpaid performance bonus target for the prior fiscal year, payment of the cost of health care insurance benefits for the lesser of the duration of such coverage under COBRA or 24 months, six months of outplacement services, and complete accelerated vesting of substantially all of Mr. Young’s stock-based awards and option grants then outstanding, which stock options shall be exercisable for at least one year following such CIC Qualifying Termination. To the extent any outstanding options or stock-based awards are not assumed by the Company’s successor in a change of control, all stock options and stock-based awards shall become fully vested and exercisable as of the change of control.

Previously, pursuant to the 2018 CEO Agreement, in the event of a change of control of the Company, if the closing price per share of the Company’s common stock, as quoted on the New York Stock Exchange as of the effective date following the change of control, or the CIC Price, is equal to or greater than $6.00, Mr. Young would be entitled to receive a bonus payment calculated as a percentage of the Net Proceeds (as defined in the 2018 CEO Agreement), with such percentage ranging from 4.0% to 6.5%, depending upon the CIC Price, or the Bonus. In June 2021, the Company entered into an amendment to 2018 CEO Agreement with Mr. Young to terminate the payment of the Bonus.

The terms “cause,” “good reason” and “change of control” in our executive agreement with Mr. Young are described below under “— Other Named Executive Officers.”

Other Named Executive Officers

Pursuant to the terms of the 2022 Executive Agreements effective January 1, 2022 with Messrs. Fairbanks, Whitaker and Landes and Ms. Conte, respectively, upon termination by the Company not for cause or termination by the executive for good reason prior to a change of control, the executive is entitled to receive upon execution of a release, severance in an amount equal to the sum of his or her annual base salary then in effect plus his or her performance bonus target then in effect, a pro rata portion of his or her performance bonus target based on the number of months worked in the year of termination, any accrued but unpaid performance bonus for the prior fiscal year, continued health insurance coverage for the lesser of the duration of such coverage under COBRA or 12 months and six months of outplacement service. For any such termination within 24 months from a change of control, the executive is entitled to receive, following execution of a release, severance in an amount equal to two times his or her annual base salary and his or her performance bonus target then in effect, a pro rata portion of the performance bonus based on the number of months worked in the year of termination, any accrued but unpaid performance bonus for the prior fiscal year, continued health insurance coverage for the lesser of the duration of such coverage under COBRA or 24 months and six months of outplacement services. Upon termination by the Company not for cause or termination by the executive for good reason prior to a change of control, vesting of any options or stock-based awards outstanding will be accelerated by three months and any vested stock options will be exercisable for one year from the date of termination. For any such termination within 24 months after a change of control, any options or stock-based award outstanding will become fully vested and exercisable as of the date of termination and, subject to any permitted action by the Company’s Board upon a change of control under the Company’s applicable equity plan to terminate the stock options or other stock-based awards upon a change of control, any such vested stock option shall be exercisable for not less than one year from the date of termination.

Section 280G of the Code denies a company a tax deduction for certain payments made to an executive in connection with a change of control if the payments exceed a certain amount. Section 4999 of the Code imposes on the executive an additional excise tax on those payments. If the aggregate of the payments and benefits that Mr. Young, Mr. Fairbanks, Mr. Whitaker, Mr. Landes or Ms. Conte receives pursuant to his or her executive agreement or pursuant to any other plan or agreement with us are subject to the excise tax imposed by Section 4999 of the Code, under the executive’s executive agreement, we are required to reduce the amount of the aggregate payments so that they are not subject to Section 4999 of Code unless the aggregate value of the payments and benefits to the executive on an after tax basis would be greater than if they are not reduced.

“Cause” is defined under all of the executive agreements of our named executive officers as (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate disregard of the lawful rules or policies of the Company, failure to perform assigned duties, or breach of an employment or other agreement with the Company, which results in direct or indirect loss, damage or injury to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; (v) conduct substantially prejudicial to the business of the Company; or (vi) the indictment of the Executive for any felony involving deceit, dishonesty or fraud, or any criminal conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company. For purposes hereof, whether or not the Executive has committed an act or omission of the type referred to in subparagraphs (i) through (vi) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Company at the relevant time.

“Good Reason” is defined under all of the executive agreements of our named executive officers as (i) any material breach by the Company of the executive agreement; (ii) a change in the executive’s reporting relationships such that the executive no longer directly reports to the President or Chief Executive Officer; (iii) only in connection with a CIC Qualifying Termination, a material reduction or material adverse change in the executive’s current duties, responsibilities and authority, without his or her consent; (iv) the demand by the Company for the executive to relocate or commute more than 40 miles from Northborough, Massachusetts without his or her consent; or (v) any reduction by the Company in the executive’s base salary or the executive’s performance bonus target without his or her consent, except for across-the-board compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company. For purposes of this paragraph, whether or not the executive has good reason to terminate his or her employment by the Company pursuant to subparagraphs (i) through (v) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Board at the relevant time. Any termination for Good Reason by the executive requires the executive to notify the Company within 60 days of the first occurrence of a condition, allow the Company to cure such condition within 30 days of the notice and the executive to terminate the employment within 60 days of the cure period.

“Change of Control” is defined under all of the executive agreements of our named executive officers as the first to occur of any of the following events: (i) the consummation of a reorganization, merger, consolidation or other similar transaction of the Company with or into any other person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in which holders of the Company’s voting securities immediately prior to such reorganization, merger, consolidation or other similar transaction will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets; (iii) the acquisition by any person or any group of such quantity of the Company’s voting securities as causes such person or group (other than a person or group who is a shareholder of the Company on the effective date of the executive agreement) to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting securities of the Company other than as a result of (a) an acquisition of securities directly from the Company or (b) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group to 50% or more of the combined voting power of such voting securities; or (iv) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not continuing directors. As used in this paragraph, the term “continuing directors” shall mean as of any date of determination, any member of the Board who (a) was a member of the Board immediately after the effective date of the executive agreement, or (b) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the continuing directors who were members of the Board at the time of that nomination or election; provided however, that in no case shall (1) the public offering and sale of Company’s common stock by its shareholders pursuant to a registered secondary offering or (2) the voluntary or involuntary bankruptcy of the Company constitute a Change of Control.

The following table sets forth estimates of the payments and benefits each named executive officer would have been entitled to receive from us upon a termination of employment under the circumstances described in the table effective December 31, 2021. In accordance with SEC rules, the potential payments were determined under the terms of our contracts, agreements, plans and arrangements as in effect on December 31, 2021. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

Name	Compensation Component	Termination Without Cause Absent a Change in Control ($)	Termination Without Cause or For Good Reason Within 12 Months Following a Change of Control ($)
Donald R. Young	Cash compensation	$1,693,959	$1,693,959
	Acceleration of unvested options, restricted stock and RSUs	$9,273,949	$15,286,873
	Benefits and Perquisites	$18,422	$18,422

John F. Fairbanks	Cash compensation	$510,354	$810,359
	Acceleration of unvested options and RSUs	$3,488,179	$6,434,217
	Benefits and Perquisites	$15,828	$21,655

Corby C. Whitaker	Cash Compensation	$680,462	$1,080,462
	Acceleration of unvested options and RSUs	$14,966	$6,010,011
	Benefits and Perquisites	$2,832,059	$19,933

Gregg R. Landes	Cash compensation	$531,664	$802,414
	Acceleration of unvested options and RSUs	$14,211	$5,904,146
	Benefits and Perquisites	$2,797,825	$18,422

Kelley W. Conte	Cash compensation	$421,620	$684,120
	Acceleration of unvested options and RSUs	$2,797,825	$5,680,789
	Benefits and Perquisites	$15,828	$21,655

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2021, to each of our non-employee directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Stock Options(1)($)	Total($)
Rebecca B. Blalock	41,831	51,000	33,991	126,822
Robert M. Gervis	41,695	51,000	33,991	126,686
Steven R. Mitchell	33,297	51,000	33,991	118,288
Mark L. Noetzel	38,172	51,000	33,991	123,163
William P. Noglows	62,843	51,000	33,991	147,834
Richard F. Reilly	40,797	51,000	33,991	125,788

(1)

These amounts represent the aggregate grant date fair value of options granted to each director during the fiscal year ended December 31, 2021, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 14 to our financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2021. Such options vest over a one-year period or the day before the next annual stockholder meeting.

As of December 31, 2021, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	Number of Stock Options Held at Fiscal Year-End	Number of Restricted Stock Held at Fiscal Year-End
Rebecca B. Blalock	70,190	2,489
Robert M. Gervis	5,420	2,489
Steven R. Mitchell	80,418	2,489
Mark L. Noetzel	72,958	2,489
William P. Noglows	80,421	2,489
Richard F. Reilly	82,818	2,489

Non-Employee Director Compensation Policy

In May 2014, our Board adopted the non-employee director compensation policy, or the director compensation policy, that became effective following the completion of our initial public offering in June 2014 and was amended in June 2015 and then subsequently in June 2018, February 2021 and February 2022. The policy is designed to seek to ensure that the compensation aligns our non-employee directors’ interests with the long-term interests of our stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our non-employee directors are fairly compensated. Pursuant to our director compensation policy, during each year of a non-employee director’s tenure, the director will receive (i) a grant of restricted stock, (ii) a grant of options, and (iii) cash fees for their service on the Board and committees of the Board. Directors who are also our employees, such as Mr. Young, will not receive additional compensation for their services as directors.

We will grant each non-employee director (i) restricted shares of the Company’s common stock and (ii) an option to buy shares of common stock equal in value in the aggregate to $85,000, which we refer to as the Annual Grant, under the 2014 Plan, each year on or about the time of the meeting of our Board following our annual meeting of stockholders, provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of such year, each non-employee director will receive the Annual Grant on the first day of the third fiscal quarter of such year. The number of shares of common stock to be granted to each independent director as their Annual Grant will be calculated using the closing price on such date of our common stock on the New York Stock Exchange or such other national securities exchange as our common stock is then traded. The number of shares underlying the options will be calculated based on the fair market value of such options based on applicable valuation methods. Such granted value may be split between restricted shares of common stock and stock options as determined by our Board in accordance with the policy. For any new non-employee director joining our Board after the grant of the Annual Grant in any given year, such non-employee director will receive a grant of restricted shares of our common stock on the first day of his or her service on our Board equal to the pro rata share of that year’s Annual Grant calculated by multiplying the number of days of such year that the such new director will serve by the quotient of $85,000 divided by 365. Such granted value may be split between restricted shares of common stock and stock options as determined by our Board in accordance with the policy.

The following annual cash fees are paid to our non-employee directors for service on our Board, audit committee, compensation committee and nominating and governance committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair (in lieu of the annual retainer amount for a member)	Annual Retainer Amount for Member
Board of Directors	$90,000	$45,000
Audit Committee	$15,000	$7,500
Compensation Committee	$15,000	$5,000
Nominating and Governance Committee	$10,000	$4,000

If we hold more than 12 Board meetings in a calendar year, each non-employee director will receive a fee of $1,500 for each additional Board meeting attended in person and a fee of $1,500 for each additional Board meeting attended by telephone or by other means of communication. If we hold more than 12 meetings of the audit committee in a calendar year, each member of such committee will receive a fee of $1,500 for each additional committee meeting attended in person and a fee of $1,500 for each additional committee meeting attended by telephone or by other means of communication. If we hold more than eight meetings of either of the compensation committee or the nominating and governance committee in a calendar year, each member of such committee will receive a fee of $1,500 for each additional committee meeting attended in person and a fee of $1,500 for each additional committee meeting attended by telephone or by other means of communication. The cash payments are paid quarterly in arrears at the end of each fiscal quarter. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of the Board. Beginning in fiscal 2019, the sum of the grant date fair value of all awards made in any fiscal year pursuant to the 2014 Plan to any non-employee director, together with cash compensation earned by the non-employee director, shall not exceed $500,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,917,401	(1)(3)	$8.61	699,416	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,917,401	(1)(3)	$8.61	699,416	(2)

(1)

Consists of options to purchase 3,485,641 shares of our common stock outstanding under the 2014 Plan, 350,195 shares of our common stock subject to RSUs outstanding under the 2014 Plan, and options to purchase 81,565 shares of our common stock outstanding under the 2001 Equity Incentive Plan, as amended (the “2001 Plan”), at December 31, 2021.

(2)

Consists of 699,416 shares reserved under the 2014 Plan as of December 31, 2021. Does not include an additional 664,362 shares of our common stock reserved for issuance under the 2014 Plan effective January 1, 2022 pursuant to the “evergreen” provision of the 2014 Plan. The 2001 Plan was terminated in connection with our initial public offering in June 2014. As a result of such termination, no additional awards may be granted under the 2001 Plan, but equity awards previously granted under the 2001 Plan will remain outstanding and continue to be governed by the terms of the 2001 Plan.

(3)

All outstanding options to purchase shares of common stock and restricted stock units issued to the executive officers are governed by the certain accelerated vesting provisions in case of a change in control. For outstanding options to purchase shares of common stock and restricted stock units issued to employees other than executive officers, the board expects to decide on any accelerated vesting before the closing of any transaction resulting in a change of control, including a merger or sale, based upon the board’s evaluation of such factors which the board then deems appropriate, which may include market trends and other considerations. Based on current market trends, accelerated vesting of such outstanding securities for employees in general appears to be common.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange, has furnished the following report:

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee adopted by the board of directors, which is available on the “Investors” section of our website at www.aerogel.com, which charter the Audit Committee reviews and reassesses annually and recommends any changes to the board of directors for approval. The Audit Committee, among other matters, assists the board of directors in its oversight of the integrity of the Company’s financial statements, the financial reporting process, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. The Audit Committee’s role includes the appointment and evaluation of the Company’s independent registered public accounting firm and related compensation for the firm’s services, oversight of the Company’s systems of internal control over financial reporting, a review of management’s assessment and management of risk, a review of the annual independent audit of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s Code of Business Conduct and Ethics, the establishment of “whistle-blowing” procedures, and oversight of other compliance matters and, as described in more detail under the heading “Board Leadership Structure and Role in Risk Oversight” on page 15, the Audit Committee reviews and advises management in assessing and addressing our enterprise risks.

In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2021, among others, the Audit Committee took the following actions:

•

Reviewed and discussed the consolidated audited financial statements and the audit opinion on the effectiveness of internal controls over financial reporting for the fiscal year ended December 31, 2021 with management and KPMG LLP, our independent registered public accounting firm;

•

Discussed with KPMG LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the U.S. Securities and Exchange Commission;

•	Discussed with KPMG LLP the matters required to be discussed in accordance with Audit Standard No. 1301 – Communications with Audit Committees; and

•

Received written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee and the Audit Committee further discussed with KPMG LLP of the firm’s independence. The Audit Committee also reviewed the status of pending litigation, taxation matters, internal audit function and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the consolidated audited financial statements and the audit opinion on the effectiveness of internal control over financial reporting and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Members of the Audit Committee of Aspen Aerogels, Inc.
Richard F. Reilly (Chair)
Rebecca B. Blalock
Mark L. Noetzel

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee reviews and approves in advance all related-party transactions. In addition to the director and executive officer compensation arrangements discussed above in “Executive Officer and Director Compensation,” during the fiscal year ended December 31, 2021, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediately family members of our directors, executive officers and principal stockholders, had or will have a material interest.

Transactions with Koch Strategic Platforms and Related Entities

On June 29, 2021, we entered into a securities purchase agreement (the “Purchase Agreement”) with an affiliate of Koch Strategic Platforms (“KSP”). Pursuant to the terms of the Purchase Agreement, we sold to KSP an aggregate of 3,462,124 shares of our common stock at a purchase price equal to $21.663 per share, for aggregate gross proceeds of approximately $75.0 million (the “Private Placement”). As a result of the Private Placement, KSP became a greater than 5% holder of our common stock.

During 2021, we engaged Koch Project Solutions, as affiliate of KSP, for the purposes of obtaining certain consulting and advisory services (the “Consulting Services”) in connection with the design and construction of our proposed second manufacturing plant in Statesboro, Georgia. We paid Koch Project Solutions an aggregate of $148,785 for the Consulting Services during 2021.

Indemnification Agreements

We have entered into indemnification agreements with each of our non-employee directors and may enter into similar agreements with certain officers. The indemnification agreements and our restated certificate of incorporation and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing, discussing with management and the independent auditors and approving, (i) prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest, or (ii) courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. Approval of such related party transaction may, at the discretion of our audit committee, be conditioned upon our and/or the related person at issue taking any actions that our audit committee in its judgment determines to be necessary or appropriate. In the event that a member of our audit committee has an interest in the related party transaction under discussion, such member must abstain from voting on the transaction. Such member may, if so requested by the chair of the audit committee, participate in some or all of the discussions about the related party transaction in question.

ELECTION OF DIRECTORS

(Notice Item 1)

On February 23, 2022, the board of directors nominated Mark L. Noetzel and William P. Noglows for election at the annual meeting. The board of directors currently consists of seven members, classified into three classes as follows: Mark L. Noetzel and William P. Noglows constitute the Class II directors with a term ending at the 2022 annual meeting of stockholders; Steven R. Mitchell, Richard F. Reilly and Donald R. Young constitute the Class III directors with a term ending at the annual meeting of stockholders to be held in 2023; and Rebecca B. Blalock and Robert M. Gervis constitute the Class I directors with a term ending at the 2024 annual meeting of stockholders. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The board of directors has voted to nominate Mark L. Noetzel and William P. Noglows for election at the 2022 annual meeting for a term of three years to serve until the annual meeting of stockholders to be held in 2025, and until their respective successors are elected and qualified. The Class III directors (Steven R. Mitchell, Richard F. Reilly and Donald R. Young) and Class I directors (Rebecca B. Blalock and Robert M. Gervis) will serve until the annual meetings of stockholders to be held in 2023 and 2024, respectively, and until their respective successors are elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Mark L. Noetzel and William P. Noglows as directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted for each nominee at the annual meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MARK L. NOETZEL AND WILLIAM P. NOGLOWS AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 2)

The audit committee has appointed KPMG LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2022. Our board of directors proposes that the stockholders ratify this appointment. KPMG LLP audited our financial statements for the fiscal year ended December 31, 2021. We expect that representatives of KPMG LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint KPMG LLP, the audit committee reviewed auditor independence issues and existing commercial relationships with KPMG LLP and concluded that KPMG LLP has no commercial relationship with the Company that would impair its independence in connection with the audit of our financial statements for the fiscal year ending December 31, 2022.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and 2020, and fees billed for other services rendered by KPMG LLP during those periods.

	2021	2020
Audit fees:(1)	$710,000	$683,500
Audit related fees:	—	—
Tax fees:(2)	66,081	37,000
All other fees:	—	—

Total	$776,081	$720,500

(1)

Audit fees for both 2021 and 2020 consist of fees for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consisted principally of assistance with matters related to tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, including:

1. Audit services include audit work performed over the consolidated financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. All Other services are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT (Notice Item 3)

We are seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the Executive and Director Compensation section, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on our compensation committee or our board of directors. However, the compensation committee and our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. We have determined to hold an advisory vote to approve the compensation of our named executive officers annually, and the next such advisory vote will occur at the 2022 Annual Meeting of Stockholders.

Our compensation philosophy is designed to align each executive’s compensation with Aspen’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the Compensation Discussion and Analysis and Executive and Director Compensation sections of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The compensation committee believes that the objectives of our executive compensation program, as they relate to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, the compensation committee believes that our executive compensation program, as it relates to our executive officers, seeks to achieve this objective by utilizing, in addition to annual base salaries, a combination of annual incentives through cash bonuses based on a mix of pre-determined criteria and long-term incentives through equity-based compensation. Our board of directors and our compensation committee believe that our policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goal. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2022 annual meeting:

RESOLVED, that the compensation paid to the named executive officers of Aspen Aerogels, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal decides the result of the advisory vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial and Accounting Officers. The text of the code of business conduct and ethics is posted on the “Investors” section of our website at www.aerogel.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, our principal executive officer or our principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the New York Stock Exchange.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2023 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than December 22, 2022. To be considered for presentation at the 2023 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 2, 2023 and no later than March 4, 2023. Proposals that are not received in a timely manner will not be voted on at the 2023 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Aspen Aerogels, Inc., 30 Forbes Road, Building B, Northborough, MA 01532.

Northborough, Massachusetts

April 21, 2022

SCAN TO VIEW MATERIALS & VOTE ASPEN AEROGELS, INC. 30 FORBES ROAD, BUILDING B NORTHBOROUGH, MA 01532 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ASPN2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D75961-P69821 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ASPEN AEROGELS, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1.Election of Directors☐☐☐ Nominees: 01) Mark L. Noetzel 02) William P. Noglows The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. The ratification of the appointment of KPMG LLP as Aspen Aerogels, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2022. ☐ ☐ ☐ 3. Approval of the compensation of our named executive officers, as disclosed in our Proxy Statement for the 2022 Annual Meeting. ☐ ☐ ☐ NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2021 Annual Report and 2022 Proxy Statement (as combined document) are available at www.proxyvote.com. D75962-P69821 ASPEN AEROGELS, INC. Annual Meeting of Stockholders June 2, 2022 9:00 AM, EDT To be held via live webcast This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Donald R. Young and Ricardo C. Rodriguez, or either of them with full power to act alone, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ASPEN AEROGELS, INC. registered in the name provided in this Proxy that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 2, 2022, via a live webcast at www.virtualshareholdermeeting.com/ASPN2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side